Filed Pursuant to Rule 424(b)(5)
Registration No. 333-278725

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, Preliminary Prospectus Supplement dated April 16, 2024

PROSPECTUS SUPPLEMENT

(To Prospectus dated April 16, 2024)

3,000,000 Shares

Montrose Environmental Group, Inc.

Common Stock

We are selling 3,000,000 shares of our common stock.

Our common stock is listed on the New York Stock Exchange, or the NYSE, under the symbol “MEG.” On April 15, 2024, the last sale price of our common stock as reported on the NYSE was $42.65 per share.

Investing in the common stock involves risks that are described in the “Risk Factors” beginning on page S-10 of this prospectus supplement.

	Per Share	Total
Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to us	$	$

(1)	See “Underwriting” for a description of all underwriting compensation payable in connection with this offering.

The underwriters may also exercise their option to purchase up to an additional 450,000 shares from us, at the public offering price, less the underwriting discount, for 30 days after the date of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about    , 2024.

J.P. Morgan	William Blair	Evercore ISI

BofA Securities

The date of this prospectus supplement is    , 2024.

Prospectus Supplement

Prospectus

Neither we nor any of the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus supplement, the accompanying prospectus or in any free writing prospectuses we have prepared. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement and the accompanying prospectus are an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates, or in the case of the documents incorporated herein and therein by reference, the date of such documents, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our common stock.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common stock. The second part, the accompanying prospectus, provides more general information, some of which may not apply to this offering. You should read this entire prospectus supplement along with the accompanying prospectus and the documents incorporated herein by reference described in “Where You Can Find More Information” and “Incorporation by Reference” in the accompanying prospectus before investing in our common stock. These documents contain information you should consider when making your investment decision. You should rely only on the information contained or incorporated by reference into this prospectus supplement, the accompanying prospectus or any “free writing prospectus” we may authorize to be delivered to you. We have not, and the underwriters have not, authorized anyone to provide you with different or additional information. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. If anyone provides you with different, additional or inconsistent information, you should not rely on it.

In the event that the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement. Generally, when we refer to the “prospectus,” we are referring to this prospectus supplement and the accompanying prospectus combined.

We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The distribution of this prospectus supplement may be restricted by law in certain jurisdictions. You should inform yourself about and observe any of these restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make the offer or solicitation. You should assume that the information in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates, or in the case of the documents incorporated herein and therein by reference, the date of such documents, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sales of our common stock. Our business, financial condition, results of operations and prospects may have changed since those dates.

S-ii

GENERAL INFORMATION

Industry and Market Data

The data included in this prospectus supplement and, in particular, in “Prospectus Supplement Summary” in this prospectus supplement and “Business” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 incorporated herein by reference, or the 2023 Form 10-K, regarding markets and the industry in which we operate, including the size of certain markets and our position and the position of our competitors within these markets, are based on publicly available information, reports of government agencies, published industry sources and the 2023 Environmental Industry Study prepared by Environmental Business International, Inc., or EBI, which we commissioned and update annually.

In presenting this information, we have also made certain estimates and assumptions that we believe to be reasonable based on the information referred to above and similar sources, as well as our internal research, calculations and assumptions based on our analysis of such information and our knowledge of, and our experience to date in, our industries and markets. Market share data is subject to change and may be limited by the availability of raw data, the voluntary nature of the data gathering process and other limitations inherent in any statistical survey of market share data. In addition, customer preferences are subject to change. Accordingly, you are cautioned not to place undue reliance on such market share data or any other such estimates. While we believe such information is reliable, neither we nor the underwriters can guarantee the accuracy or completeness of this information, and neither we nor the underwriters have independently verified any third-party information and data from our internal research has not been verified by any independent source. While we believe the estimated market and industry data included in this prospectus supplement are generally reliable, such information, which is derived in part from management’s estimates and beliefs, is inherently uncertain and imprecise.

Projections, assumptions, expectations and estimates of our future performance and the future performance of the industries and markets in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Forward-Looking Statements” herein and in the documents incorporated herein by reference. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

Trademarks

We own or have the rights to use various trademarks, service marks and trade names that we use in connection with the operation of our business. This prospectus supplement may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus supplement is not intended to, and does not, imply a relationship with, or endorsement or sponsorship by or of, us. Solely for convenience, the trademarks, service marks and trade names presented in this prospectus supplement may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks, service marks and trade names.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

The following is a summary of material information discussed in this prospectus supplement. The summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference carefully, including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto included in the 2023 Form 10-K, before making an investment decision to purchase shares of our common stock. Some of the statements in this summary constitute forward-looking statements. See “Forward-Looking Statements” in the accompanying prospectus. References to “we,” “our,” “us,” “Montrose,” “Montrose Environmental” and “the Company” refer to Montrose Environmental Group, Inc., together with its consolidated subsidiaries.

Company Overview

Since our inception in 2012, our mission has been to help clients and communities meet their environmental goals and needs. According to data derived from the 2023 Environmental Industry Study prepared by EBI, which we commissioned and update annually, the global environmental industry is estimated to be approximately $1.44 trillion, with $494.0 billion concentrated in the United States. According to EBI, over the next 20 years, the total addressable market in the United States for the removal of per- and polyfluoroalkyl substances, or PFAS, from water is expected to be approximately $200.0 billion. Additionally, the National Oceanic and Atmospheric Administration estimates that in the United States alone, annual weather-related disaster costs amount to approximately $150.0 billion, presenting an additional opportunity within our industry.

We service complex and often non-discretionary environmental needs of our diverse clients across our three business segments: Assessment, Permitting and Response; Measurement and Analysis; and Remediation and Reuse. Examples of our services include:

Our industry is highly fragmented with no single market leader. By focusing on environmental solutions, we believe we are uniquely positioned to become a leading platform in the industry. We provide a diverse range of environmental services to our private and public sector clients across the life cycle of their needs—whether they are launching new projects, maintaining operations, decommissioning operations, rehabilitating assets, managing the impacts of climate change or responding to unexpected environmental disruption. In 2023, our top 20 customers in the energy industry represented an approximately $125.0 million serviceable available market, or SAM, for greenhouse gas mitigation and air quality maintenance services and a $500.0 million to $600.0 million SAM in other services we can provide.

Our integrated platform has been a catalyst for our organic growth. For example, since 2016, we have consistently experienced annual organic growth. From 2016 to 2020, we experienced approximately 7% average annual organic growth, in 2020 we experienced approximately 4% average annual organic growth, and from 2021 to 2023, we experienced approximately 15% average annual organic growth (excluding revenue from discontinued services, which generated revenues of $51.5 million, $36.0 million, $20.6 million and $8.8 million in 2020, 2021, 2022 and 2023, respectively). We have also built our platform through strategic acquisitions. For all acquisitions we have completed since February 1, 2021, we have seen an average of approximately 18% revenue increase in the acquired business in the first twelve months post-acquisition. A recent illustrative transaction is our $48.6 million acquisition of Matrix Solutions, Inc., or Matrix, in June 2023. Matrix is one of Canada’s leading environmental engineering and consulting companies. With approximately 570 employees, 19 office locations and a blue-chip client base, Matrix is unique in its size, environmental focus and brand recognition in North America. We believe Matrix complements our existing environmental services portfolio with substantive opportunities for cross-selling, the sharing of best practices and operational efficiencies.

Innovation is core to our strategy. The world’s environmental challenges continue to grow in number, scope and complexity, and mounting public pressure and regulatory changes continue to drive demand for better information and solutions. We focus on innovation in order to improve the quality of information we can provide to clients (such as more accurately measuring methane and greenhouse gas emissions or identifying variations of PFAS in water) and provide better solutions to their environmental needs (such as the efficient removal of PFAS from contaminated water). In 2023, approximately 20% of our revenue came from our research and development efforts and our proprietary technology. In total, our research and development team has been awarded 19 patents (four of which have been allowed and will proceed to issue in due course) and has an additional 33 patents submitted for patent consideration in the United States. We intend to continue innovating by investing in research, development, software development, and technology (directly and through strategic partnerships) to develop better solutions for our clients. We believe these investments—together with our investments in geographic expansion, sales and marketing initiatives, environmental service offerings and strategic acquisitions—will continue to distinguish us in the marketplace.

Our revenue and earnings are highly resilient. We are not dependent upon any single service, product, political approach or regulatory framework. We also serve a diverse set of approximately 5,900 clients across a wide variety of end markets and geographies within the private and public sectors. Approximately 96% of our 2023 revenue was derived from 2022 customers, demonstrating our ability to retain a significant portion of our revenues from year to year. Funding for our services is typically non-discretionary given regulatory drivers and public health concerns. As a result, our business is positioned to be less susceptible to political and economic cycles. Our approach has allowed us to successfully and consistently scale our business, and we believe we are well positioned to continue our trajectory and market leadership as we address the growing environmental needs of our clients and communities.

We provide environmental services to our clients through three business segments—Assessment, Permitting and Response, Measurement and Analysis and Remediation and Reuse.

Assessment, Permitting and Response

Through our Assessment, Permitting and Response segment, we primarily provide scientific advisory and consulting services to support environmental assessments, environmental emergency response and environmental audits and permits for current operations, facility upgrades, new projects, decommissioning projects and development projects. Our technical advisory and consulting offerings include regulatory compliance support and planning, environmental, ecosystem and toxicological assessments and support during responses to environmental disruption. We help clients navigate regulations at the local, state, provincial and federal levels.

Measurement and Analysis

Through our Measurement and Analysis segment, our highly credentialed teams test and analyze air, water and soil to determine concentrations of contaminants, as well as the toxicological impact of contaminants on flora, fauna and human health. Our offerings include source and ambient air testing and monitoring, leak detection and advanced analytical laboratory services such as air, storm water, wastewater and drinking water analysis.

Remediation and Reuse

Through our Remediation and Reuse segment, we provide clients with engineering, design, and implementation services, primarily to treat contaminated water, remove contaminants from soil or create biogas from waste. We do not own the properties or facilities at which we implement these projects or the underlying liabilities, nor do we own material amounts of the equipment used in projects; instead, we assist our clients in designing solutions, managing projects and mitigating their environmental risks and liabilities.

Segment Revenue

Our revenue by segment since 2019, is as follows:

(1)	Reflects revenue excluding Emergency Response (“ER”) revenue of zero in 2019, $71 million in 2020, $212 million in 2021, $88 million in 2022 and $91 million in 2023.
(2)

Measurement & Analysis excludes discontinued services revenues of $29.4 million in 2019, $36.8 million in 2020, $23.9 million in 2021, $17.0 million in 2022 and $8.8 million in 2023. Remediation & Reuse excludes discontinued services revenues of $20.3 million in 2019, $14.7 million in 2020, $12.1 million in 2021, $3.6 million in 2022 and zero in 2023.

Recent Developments

Preliminary Estimated Unaudited Financial Results for the Three Months Ended March 31, 2024

The information set forth below represents our preliminary estimated unaudited financial results for certain items for the three months ended and as of March 31, 2024. We have provided ranges, rather than specific amounts, primarily because our financial and other closing procedures for the three months ended March 31, 2024 are not yet complete.

For the three months ended March 31, 2024, we expect revenues to be between $150.0 million and $155.0 million, an increase of between 14.2% and 18.0% compared to revenues of $131.4 million for the three months ended March 31, 2023. The year-over-year growth was driven by the impact of acquisitions, most notably Matrix, which was acquired in June 2023, as well as organic growth in our Measurement and Analysis and Assessment, Permitting and Response segments. This growth was partially offset by lower emergency response revenues and lower biogas revenue as a result of the pivot made in the third quarter of 2023 to focus on lower revenue, higher margin projects.

We expect Consolidated Adjusted EBITDA to be between $16.0 million and $18.0 million (or 11.1% of revenues based on the midpoint of the ranges) for the three months ended March 31, 2024, compared to Consolidated Adjusted EBITDA of $16.6 million (or 12.6% of revenues) for the three months ended March 31, 2023.

We have provided an estimated range regarding Consolidated Adjusted EBITDA, which is a financial measure that is not presented in accordance with U.S. generally accepted accounting principles, or GAAP. Our estimated range of Consolidated Adjusted EBITDA adjusts for the impact of interest, income tax (benefit) expense, depreciation and amortization, adjusted for the impact of certain other items, including stock-based compensation, acquisition costs, and fair value changes in financial instruments, amongst others. However, we cannot reconcile our estimated range of Consolidated Adjusted EBITDA to net income (loss), the most directly comparable GAAP measure, without unreasonable efforts because of the unpredictable or unknown nature of certain significant items excluded from Consolidated Adjusted EBITDA and the resulting difficulty in quantifying the amounts thereof that are necessary to estimate net income (loss). Specifically, we are unable to estimate the future impact of certain items, including income tax (expense) benefit, stock-based compensation expense, fair value changes and the accounting for the issuance of the Series A-2 preferred stock. We expect the variability of these items could have a significant impact on our reported GAAP financial results. See “Summary Financial Data” for a discussion of Consolidated Adjusted EBITDA, including how it is calculated and the reasons why we believe it provides useful information to investors, and a reconciliation for historical periods to the most directly comparable GAAP measure.

The estimated preliminary financial information set forth above has been prepared by, and is the responsibility of, our management. Our independent registered public accounting firm, Deloitte & Touche LLP, has not audited, reviewed, compiled or performed any procedures with respect to this preliminary financial information and, accordingly, Deloitte & Touche LLP does not express an opinion or any other form of assurance with respect thereto. These estimates are not a comprehensive statement of our financial results as of and for the three months ended March 31, 2024, and should not be viewed as a substitute for full financial statements prepared in accordance with GAAP. In addition, these preliminary estimates as of and for the three months ended March 31, 2024 are not necessarily indicative of the results to be achieved in any future period.

The estimated preliminary financial information described above constitute forward-looking statements. Our estimates of results are based solely on information available to us as of the date of this prospectus and are inherently uncertain. We believe that such information and estimates are based on reasonable assumptions and reasonable judgment. Factors that could cause the actual results to differ include the discovery of new information that affects accounting estimates, management judgment or impacts valuation methodologies underlying these estimated results; the completion of our financial and other closing procedures and the preparation of our unaudited consolidated financial statements; and a variety of business, economic and competitive risks and uncertainties, many of which are not within our control, and we undertake no obligation to update this information, except as required by law. Accordingly, you should not place undue reliance on these preliminary estimated unaudited financial results. Our actual unaudited consolidated financial statements and related notes as of and for the three months ended March 31, 2024 are not expected to be filed with the SEC until after this offering is completed.

Principal Executive Offices

We were incorporated in Delaware in November 2013. Our principal executive offices are located at 5120 Northshore Drive, North Little Rock, Arkansas 72118 and our telephone number is (501) 900-6400. Our website address is www.montrose-environmental.com. Information contained on our website or linked therein or otherwise connected thereto does not constitute part of nor is it incorporated by reference into this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement forms a part, and the inclusion of our website address in this prospectus supplement is an inactive textual reference only.

THE OFFERING

Common stock offered by us	3,000,000 shares (or 3,450,000 of shares if the underwriters exercise in full their option to purchase additional shares).

Option to purchase additional shares of common stock	We have granted the underwriters an option for a period of 30 days to purchase up to 450,000 additional shares of common stock.

Common stock to be outstanding immediately after this offering	33,626,382 shares (or 34,076,382 shares if the underwriters exercise in full their option to purchase additional shares).

Use of proceeds	We estimate our proceeds from this offering will be approximately $ million (or approximately $ million if the underwriters exercise in full their option to purchase additional shares), after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from the sale of the common stock offered by us pursuant to this prospectus for general corporate purposes and continued acceleration of strategic growth initiatives, including, but not limited to, acquisitions or business expansion, commercialization of intellectual property given expanded environmental regulations, research and development, software development, capital expenditures, working capital and the repayment of debt. See “Use of Proceeds” and “Underwriting.”

NYSE Trading Symbol	“MEG”

The number of shares of our common stock to be outstanding immediately after this offering as set forth above is based on 30,626,382 shares outstanding as of April 15, 2024 and excludes the following, as of or through April 10, 2024:

•

3,308,463 shares of common stock issuable as of December 31, 2023 upon the exercise of options outstanding under the Montrose Environmental Group, Inc. Amended and Restated 2013 Stock Option Plan as amended, or our 2013 Stock Plan, and the Montrose Environmental Group, Inc. Amended and Restated 2017 Stock Incentive Plan, or the 2017 Stock Plan, at a weighted average exercise price of approximately $25.05 per share, which aggregate number of shares issuable upon the exercise of options includes 33,670 shares of common stock underlying options that were exercised after December 31, 2023, resulting in the net issuance of 23,832 shares of common stock which are included in outstanding shares above;

•

2,468,722 shares of common stock issuable as of December 31, 2023 upon the vesting of restricted stock units, or RSUs, and awards of restricted stock outstanding under the 2017 Stock Plan, which aggregate number of shares issuable upon the vesting of RSUs and restricted stock awards includes 610,784 shares of common stock underlying RSUs and awards of restricted stock that vested after December 31, 2023, resulting in the net issuance of 460,842 shares of common stock which are included in outstanding shares above; and

•

1,670,385 shares of common stock reserved for future issuance under the 2017 Stock Plan, which amount does not reflect the grant to certain members of management in December 2021 of an aggregate of 3,000,000 performance-based stock appreciation rights, the performance criteria of which have not been met.

Further, unless otherwise indicated, this prospectus supplement assumes no exercise of the underwriters’ option to purchase up to an additional 450,000 shares of our common stock from us in this offering.

See “Capitalization” in this prospectus supplement, “Description of Capital Stock” in the accompanying prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the 2023 Form 10-K.

SUMMARY FINANCIAL DATA

In addition to our results under GAAP, we also present Consolidated Adjusted EBITDA, a supplemental non-GAAP measure of financial performance. We calculate Consolidated Adjusted EBITDA as net income (loss) before interest expense, income tax (benefit) expense and depreciation and amortization, adjusted for the impact of certain other items, including stock-based compensation expense and acquisition-related costs, as set forth in greater detail in the table below.

Consolidated Adjusted EBITDA is one of the primary metrics used by management to evaluate our financial performance and compare it to that of our peers, evaluate the effectiveness of our business strategies, make budgeting and capital allocation decisions and in connection with our executive incentive compensation. This measure is also frequently used by analysts, investors and other interested parties to evaluate companies in our industry. Further, we believe Consolidated Adjusted EBITDA is helpful in highlighting trends in our operating results because it allows for more consistent comparisons of financial performance between periods by excluding gains and losses that are non-operational in nature or outside the control of management, and by excluding items that may differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments.

Consolidated Adjusted EBITDA does, however, have certain limitations and should not be considered as an alternative to net income (loss) or any other performance measure derived in accordance with GAAP. Our presentation of Consolidated Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items for which we may make adjustments. In addition, Consolidated Adjusted EBITDA may not be comparable to similarly titled measures used by other companies in our industry or across different industries, and other companies may not present this or similar measures. Management compensates for these limitations by using Consolidated Adjusted EBITDA as a supplemental financial metric and in conjunction with our results prepared in accordance with GAAP. We encourage investors and others to review our financial information in its entirety, not to rely on any single measure and to view Consolidated Adjusted EBITDA in conjunction with the related GAAP measure.

	For the Year Ended December 31,
	2023	2022(a)	2021(a)	2020(a)	2019(a)
Net loss	$(30,859)	$(31,819)	$(25,325)	$(57,949)	$(23,557)
Interest expense	7,793	5,239	11,615	13,819	6,755
Income tax (benefit) expense	(980)	2,250	1,709	851	(3,121)
Depreciation and amortization	45,780	47,479	44,810	37,274	27,705

EBITDA	$21,734	$23,149	$32,809	$(6,005)	$7,782
Stock-based compensation (1)	47,267	43,290	10,321	4,849	4,345
Acquisition costs (2)	6,930	1,891	2,088	4,344	3,474
Fair value changes in financial instruments (3)	(4,129)	(3,396)	2,195	20,319	11,160
Expenses related to financing transactions (4)	35	7	50	378	—
Fair value changes in business acquisition contingencies (5)	84	(3,227)	24,372	12,942	1,392
Short term purchase accounting fair value adjustment to deferred revenue (6)	—	—	—	243	858
Public offering expenses (7)	—	—	—	7,657	610
Discontinued Specialty Lab (8)	6,112	—	—	—	—
Other losses and expenses (9)	543	4,459	1,400	7,567	577

Consolidated Adjusted EBITDA	$78,576	$66,173	$73,235	$52,294	$30,198

(a)	Prior period amounts have been recalculated from amounts originally disclosed using the current methodology.
(1)

Represents non-cash stock-based compensation expenses related to (i) option awards issued to employees, (ii) restricted stock grants issued to directors and selected employees, (iii) and stock appreciation rights grants issued to selected employees.

(2)	Includes financial and tax diligence, consulting, legal, valuation, accounting and travel costs and acquisition-related incentives related to our acquisition activity.
(3)	Amounts relate to the change in fair value of the interest rate swap instrument and the embedded derivative attached to the Series A-2 preferred stock.
(4)	Amounts represent non-capitalizable expenses associated with refinancing and amending our debt facilities.
(5)

Reflects the difference between the expected settlement value of business acquisition contingencies at the time of acquisitions and the expected (or actual) value of these contingencies at the end of the relevant period.

(6)	Purchase accounting fair value adjustment to deferred revenue represents the impact of the fair value adjustment to the carrying value of deferred revenue as of the date of acquisition of ECT2.
(7)	Represents expenses incurred by us to prepare for our initial public offering, costs from IPO-related bonuses, and costs related to the November 2020 secondary public offering.
(8)

Amounts consist of operating losses before depreciation related to the Discontinued Specialty Lab, which include $2.2 million current expected credit losses on the promissory note receivable issued upon the sale and a $1.8 million gain on the sale of its assets.

(9)

In 2023, amounts are primarily comprised of lease abandonment charges and expenses related to an aircraft accident, partially offset by a gain on the surrender of a lease and an aircraft insurance gain. In 2022, amounts include costs associated with the exiting of the legacy water treatment and biogas operations and maintenance contracts and the Company’s start-up lab in Berkeley, California, as well as an impairment charge for certain operating lease right-of-use assets and severance costs related to the restructuring within the Company’s soil remediation business. In 2021, amounts include non-operational charges incurred due to the remeasurement of finance leases as a result of the adoption of ASC 842 and costs related to the implementation of a new ERP. In 2020 and 2019, amounts represent loss from the Discontinued Service Lines and the Berkeley Lab.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information included and incorporated by reference in this prospectus supplement, including our consolidated financial statements and the related notes thereto included in the 2023 Form 10-K, before making an investment decision. If any of the following risks actually occurs, our business, financial condition and results of operations could be materially and adversely affected and the trading price of our common stock could decline, causing you to lose all or part of your investment in our common stock.

Risks Related to this Offering and Ownership of Our Common Stock

The trading price of our common stock has been and may continue to be volatile and could decline substantially.

The market price of our common stock has been, and may continue to be, highly volatile and subject to wide fluctuations. Some of the factors that could negatively affect the market price of our common stock or result in significant fluctuations in price, regardless of our actual operating performance, include:

•	actual or anticipated variations in our quarterly operating results;

•	changes in market valuations of similar companies;

•	changes in the markets in which we operate;

•	additions or departures of key personnel;

•	actions by stockholders, including sales of large blocks of our common stock;

•	the continuation of an active trading market in our common stock or any significant volatility in the liquidity of that market;

•	speculation in the press or investment community;

•	short selling of our common stock or related derivative securities or hedging activities;

•	general market, economic and political conditions, including an economic slowdown;

•	inflation and changes in interest rates;

•	our operating performance and the performance of other similar companies;

•	our ability to accurately project future results and our ability to achieve those or meet the expectations of other industry and analyst forecasts; and

•	new legislation or other regulatory developments that adversely affect us, our markets or our industry.

The trading market for our common stock is also influenced in part by the research and other reports that industry or securities analysts may publish about us or our business or industry. If one or more analysts downgrade our stock, issue other unfavorable commentary about us or our industry or inaccurate research, or cease coverage or fail to regularly publish reports on us, our stock price and trading volume could decline.

Furthermore, in recent years, the stock market has experienced significant price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies, including companies in our industry, and often occurs without regard to the operating performance of the affected companies. Therefore, factors that have little or nothing to do with us could cause the price of our common stock to fluctuate, and these fluctuations or any fluctuations related to our company could cause the market price of our common stock to decline materially below the public offering price.

We have no present intention to pay dividends on our common stock.

We have no present intention to pay dividends on our common stock. Any determination to pay dividends to holders of our common stock will be at the discretion of our board of directors and will depend upon many factors, including our financial condition, results of operations, projections, liquidity, earnings, legal requirements, restrictions in our credit facility, the terms of our Series A-2 preferred stock, agreements governing any other indebtedness we may enter into and other factors that our board of directors deems relevant. See Item 5, “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities—Dividend Policy” in the 2023 Form 10-K. Accordingly, you may need to sell your shares of our common stock to realize a return on your investment, and you may not be able to sell your shares at or above the price you paid for them.

Oaktree may have conflicts of interest with other stockholders.

OCM Montrose II Holdings, L.P., an affiliate of Oaktree Capital Management, L.P., or collectively, Oaktree, is the holder of all issued and outstanding shares of our Series A-2 preferred stock. Oaktree is in the business of making investments in companies and, notwithstanding its ownership of our preferred stock and that it has a right to appoint a representative on our board of directors, Oaktree may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. Oaktree may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. In recognition that representatives of Oaktree and its affiliated entities and funds may serve as members of our board of directors, our amended and restated certificate of incorporation provides, among other things, that none of Oaktree, its affiliates or any of its representatives (including a representative who may serve on our board of directors) has any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business that we do. In the event that any of these persons or entities acquires knowledge of a potential transaction or matter which may be a corporate opportunity for itself and us, we will not have any expectancy in such corporate opportunity, and these persons and entities will not have any duty to communicate or offer such corporate opportunity to us and may pursue or acquire such corporate opportunity for themselves or direct such opportunity to another person. Oaktree also has a right of first offer with respect to its pro rata portion of any new securities we may issue, excluding any shares to be issued by us in certain specified circumstances. These potential conflicts of interest could have a material adverse effect on our business, financial condition and results of operations if, among other things, attractive corporate opportunities are allocated by Oaktree to itself or one of its other affiliates. See “Description of Capital Stock—Provisions of Our Certificate of Incorporation, Bylaws and Delaware Law That May Have an Anti-Takeover Effect—Corporate Opportunities” in the accompanying prospectus.

Future sales of our common stock in the public market could cause our stock price to fall.

We, our executive officers and directors have entered into or will enter into lock-up agreements with the underwriters that will, subject to certain exceptions, restrict the sale of shares of our common stock held by them for 60 days following the date of this prospectus supplement. The representatives for the underwriters in this offering may, without notice except in certain limited circumstances, release all or any portion of the shares of common stock subject to these lock-up agreements. See “Underwriting” for a description of these lock-up agreements. The market price of our common stock may decline materially when these restrictions on resale by our affiliates lapse or if they are waived.

Shares held by our affiliates are eligible for resale in the public market, subject to applicable securities laws, including the Securities Act, and subject to the lock-up agreements described above with respect to our directors and executive officers. Therefore, unless shares owned by any of our affiliates are registered under the Securities Act, these shares may only be resold into the public markets in accordance with the requirements of an exemption from registration or safe harbor, including Rule 144 and the volume limitations, manner of sale requirements and notice requirements thereof. However, pursuant to the terms of an Investor Rights Agreement,

Messrs. Richard Perlman and James Price, Oaktree, and certain other stockholders have the right to demand that we register their shares under the Securities Act as well as the right to include their shares in any registration statement that we file with the SEC, subject to certain exceptions. Approximately 2,500,000 shares of common stock held by affiliates and certain other parties entitled to these registration rights were registered on a shelf registration statement filed with the SEC on August 11, 2021 and declared effective on August 20, 2021. This registration statement also registered approximately 320,000 shares held at such time by other executive officers and directors. Oaktree also holds all outstanding shares of our Series A-2 stock, which may be converted into shares of common stock in the future and would also receive the benefit of these registration rights. See Note 16 to our audited consolidated financial statements included in the 2023 Form 10-K incorporated herein by reference. Registration of these or other shares enables those shares to be sold in the public market, subject to certain restrictions in the Investor Rights Agreement and the restrictions under the lock-up agreements referred to above. Any sale by Messrs. Perlman and Price, Oaktree, our executive officers or other stockholders or any perception in the public markets that such a transaction may occur could cause the market price of our common stock to decline materially.

We have also registered the shares available under our 2017 Stock Plan and outstanding awards issued under this plan and our prior stock option plan. Subject to the terms of the awards pursuant to which these shares have been or may be granted, and except for shares held by affiliates who will be subject to the resale restrictions described above, the shares issuable pursuant to awards granted under our stock incentive plans will be available for sale in the public market immediately.

Our ability to raise capital in the future may be limited. We may not be able to secure additional financing on terms that are acceptable to us, or at all.

In order for us to grow and successfully execute our business plan, we will require additional financing. Additionally, our business and operations may consume resources faster than we anticipate. Therefore, in the future, we expect we will raise additional funds through various financings that may include the issuance of new equity securities, debt or a combination of both. However, the lapse or waiver of the lock-up restrictions discussed above, or any sale or perception of a possible sale by Oaktree or our other affiliates, and any related decline in the market price of our common stock, could impair our ability to raise capital. Further, additional financing, whether debt or equity, may not be available on favorable terms, or at all. If adequate funds are not available on acceptable terms, we may be unable to fund our capital requirements. If we issue new debt securities, the debt holders would have rights senior to common stockholders to make claims on our assets, and the terms of any debt could restrict our operations, including our ability to pay dividends on our common stock. If we issue additional equity securities, existing stockholders will experience dilution, and the new equity securities could have rights senior to those of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future securities offerings reducing the market price of our common stock and diluting their interest.

Risks Related to Provisions in Our Charter Documents

Provisions of our amended and restated governing documents, Delaware law and other documents could discourage, delay or prevent a merger or acquisition at a premium price.

Provisions in our amended and restated certificate of incorporation and amended and restated bylaws may have the effect of delaying or preventing a change of control or changes in our management. For example, our amended and restated certificate of incorporation and amended and restated bylaws include provisions that:

•

permit us to issue, without stockholder approval, preferred stock in one or more series and, with respect to each series, fix the number of shares constituting the series and the designation of the series, the voting powers, if any, of the shares of the series and the preferences and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of the series;

•	prevent stockholders from acting by written consent;

•	limit the ability of stockholders to amend our certificate of incorporation and bylaws;

•	require advance notice for nominations for election to the board of directors and for stockholder proposals;

•	do not permit cumulative voting in the election of our directors, which means that the holders of a majority of our common stock may elect all of the directors standing for election; and

•	establish a classified board of directors with staggered three-year terms.

These provisions may discourage, delay or prevent a merger or acquisition of our company, including a transaction in which the acquirer may offer a premium price for our common stock.

We are also subject to Section 203 of the Delaware General Corporation Law, or the DGCL, which, subject to certain exceptions, prohibits us from engaging in any business combination with any interested stockholder, as defined in that section, for a period of three years following the date on which that stockholder became an interested stockholder. In addition, our 2017 Stock Plan permits accelerated vesting of stock options and restricted stock, and payments to be made to the employees thereunder in certain circumstances, in connection with a change of control of our company, which could discourage, delay or prevent a merger or acquisition at a premium price. In addition, our credit facility includes, and other debt instruments we may enter into in the future may include, provisions entitling the lenders to demand immediate repayment of all borrowings upon the occurrence of certain change of control events relating to our company, which also could discourage, delay or prevent a business combination transaction. See “Description of Capital Stock—Provisions of Our Certificate of Incorporation, Bylaws and Delaware Law That May Have an Anti-Takeover Effect” in the accompanying prospectus.

Our amended and restated certificate of incorporation includes an exclusive forum clause, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us.

Our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for any stockholder (including any beneficial owner) to bring (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or employees to us or to our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine, is a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction or declines to accept jurisdiction, the federal district court for the District of Delaware); in all cases subject to such court having personal jurisdiction over the indispensable parties named as defendants.

In addition, our amended and restated certificate of incorporation provides that the federal district courts of the United States are the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act but that the forum selection provision does not apply to claims brought to enforce a duty or liability created by the Exchange Act. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors and officers. Alternatively, if a court were to find the choice of forum provision contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, financial condition, and results of operations.

Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock is deemed to have notice of and consented to the foregoing provisions. The exclusive forum clause may limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us. See “Description of Capital Stock—Exclusive Forum Clause” in the accompanying prospectus.

USE OF PROCEEDS

We estimate our net proceeds from this offering will be approximately $   million (or approximately $   million if the underwriters exercise in full their option to purchase additional shares), after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from the sale of the common stock offered by us pursuant to this prospectus supplement for general corporate purposes and continued acceleration of strategic growth initiatives, including, but not limited to, acquisitions or business expansion, commercialization of intellectual property given expanded environmental regulations, research and development, software development, capital expenditures, working capital and the repayment of debt. We expect that any repayment of debt would be amounts outstanding under our revolving credit facility, the terms of which, including the interest rate and maturity thereof, are described in Notes 13 and 22 to our audited consolidated financial statements included in the 2023 Form 10-K.

Pending use of the net proceeds from this offering described above, we may invest the net proceeds in short-and intermediate-term interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the United States government.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization (i) on an actual basis as of December 31, 2023, (ii) on a pro forma basis to give effect to the partial exercise of the accordion under our credit facility to provide for an additional $100.0 million credit availability thereunder, comprised of an additional $50.0 million term loan and $50.0 million revolving credit facility and the redemption of $60.0 million of our outstanding Convertible and Redeemable Series A-2 Preferred Stock with cash and (iii) on a pro forma as adjusted basis to give effect to the pro forma adjustments set forth above and the offering of the shares of common stock pursuant to this prospectus supplement and the use of proceeds as described herein. You should read this table together with the information included in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto included in the 2023 Form 10-K incorporated herein by reference, in “Use of Proceeds” in this prospectus supplement and in “Description of Capital Stock” in the accompanying prospectus.

	Actual	Pro Forma	Pro Forma as, Adjusted
	(in thousands, except share and per share data)
Cash and restricted cash	$23,240	$13,240	$

Debt
Term Loan Facility	$154,219	$204,219	$
Revolving Line of Credit	—	—		—
Aircraft loan	10,344	10,344
Less: Deferred Debt Issuance Costs	(1,379)	(1,379)

Total debt (1)	163,184	213,184
Convertible and Redeemable Series A-2 Preferred Stock, par value $0.0001 per share, 17,500 shares authorized, actual, pro forma and pro forma as adjusted, 11,667 shares issued and outstanding shares, pro forma and pro forma as adjusted	152,928	92,928
Stockholders’ equity:
Common stock, par value $0.000004 per share, 190,000,000 shares authorized, actual, pro forma and pro forma as adjusted; 30,190,231 shares issued and outstanding, actual and pro forma, and 33,190,231 shares issued and outstanding, pro forma as adjusted	—	—		—
Additional paid in capital	531,831	531,831
Accumulated deficit	(210,356)	(210,356)
Accumulated other comprehensive loss	(223)	(223)

Total stockholders’ equity	$321,252	$321,252

Total capitalization	$637,364	$627,364	$

(1)	Does not reflect net borrowings of approximately $85.0 million under our senior credit facility subsequent to December 31, 2023.

CERTAIN MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of the shares of our common stock, as of the date hereof. This summary deals only with shares of our common stock purchased in this offering for cash and held as capital assets. This summary does not deal with special situations. For example, this summary does not address:

•

tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, certain former U.S. citizens or long-term residents, tax-exempt entities, traders in securities that elect to use a mark-to-market method of accounting for their securities, controlled foreign corporations, passive foreign investment companies or insurance companies;

•

tax consequences to persons holding shares of our common stock as part of a hedging, integrated or conversion transaction or a straddle or persons deemed to sell shares of our common stock under the constructive sale provisions of the Internal Revenue Code of 1986, as amended (the “Code”);

•	tax consequences to U.S. holders of shares of our common stock whose “functional currency” is not the U.S. dollar;

•	tax consequences to partnerships or other pass-through entities for U.S. federal income tax purposes and investors in such entities; or

•	alternative minimum tax consequences, if any.

Finally, this summary does not address U.S. federal tax consequences other than income taxes (such as estate and gift tax consequences) or any state, local or foreign tax consequences.

The discussion below is based upon the provisions of the Code and U.S. Treasury Regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, or interpreted differently so as to result in U.S. federal income tax consequences different from those discussed below. This summary does not address all aspects of U.S. federal income taxation and does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances.

If an entity (or arrangement) classified as a partnership for U.S. federal income tax purposes holds shares of our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding shares of our common stock, you should consult your tax advisor.

If you are considering the purchase of shares of our common stock, you should consult your own tax advisors concerning the U.S. federal income tax consequences to you in light of your particular facts and circumstances and any consequences arising under the laws of any state, local, foreign or other taxing jurisdiction.

Consequences to U.S. Holders

The following is a summary of the U.S. federal income tax consequences that will apply to a U.S. holder of shares of our common stock. “U.S. holder” means a beneficial owner of common stock for U.S. federal income tax purposes that is:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (1) it is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

Distributions

A distribution in respect of shares of our common stock generally will be treated as a dividend to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Subject to certain holding period requirements, dividends that constitute “qualified dividend” income received by non-corporate U.S. holders generally will be subject to taxation at the lower applicable capital gains rate. If a U.S. holder is a U.S. corporation, it may be eligible to claim the dividends-received deduction allowed to U.S. corporations in respect of dividends received from other U.S. corporations equal to a portion of any dividends received, subject to generally applicable limitations on that deduction.

If the distribution exceeds current and accumulated earnings and profits, the excess will be treated as a nontaxable return of capital reducing the U.S. holder’s tax basis in the common stock to the extent of the U.S. holder’s tax basis in that stock. Any remaining excess will be treated as capital gain from the sale or exchange of our common stock.

U.S. holders should consult their tax advisors regarding the holding period and other requirements that must be satisfied in order to qualify for the dividends-received deduction and the reduced maximum tax rate for qualified dividend income.

Sale, Exchange, Certain Redemptions or Other Taxable Dispositions of our Common Stock

Upon a sale, exchange, redemption (provided the redemption is treated as a sale or exchange for U.S. federal income tax purposes) or certain other taxable dispositions of our common stock, a U.S. holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) the U.S. holder’s adjusted tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if a U.S. holder’s holding period in the common stock is more than one year at the time of the taxable disposition. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gain generally will be subject to tax at a reduced rate of taxation. The deductibility of capital losses is subject to limitations.

Medicare Tax

A U.S. person that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. person’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000 depending on the individual’s circumstances). Net investment income generally includes dividends and net gains from the disposition of our common stock, unless such dividend or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. holder that is an individual, estate or trust should consult its tax advisor regarding the applicability of the Medicare tax to its income and gains in respect of its investment in the common stock.

Information Reporting and Backup Withholding

When required, we or our paying agent will report to the U.S. holders of our common stock and to the U.S. Internal Revenue Service, or the IRS, amounts paid on or with respect to the common stock during each calendar year and the amount of tax, if any, withheld from such payments. A U.S. holder will be subject to backup withholding on any dividends paid on our common stock and proceeds from the sale or other taxable disposition of our common stock at the applicable rate if the U.S. holder (a) fails to provide us or our paying agent with a correct taxpayer identification number or certification of exempt status, (b) has been notified by the IRS that it is subject to backup withholding as a result of the failure to properly report payments of interest or dividends or (c) in certain circumstances, has failed to certify under penalty of perjury that it is not subject to backup withholding. A U.S. holder may be eligible for an exemption from backup withholding by providing a properly completed IRS Form W-9 to us or our paying agent. Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is properly furnished to the IRS by the U.S. holder on a timely basis.

Consequences to Non-U.S. Holders

The term “non-U.S. holder” means a beneficial owner of shares of common stock that is, for U.S. federal income tax purposes, an individual, corporation, trust or estate that is not a U.S. holder.

Distributions

Except as described in the next paragraph and subject to the discussions below of backup withholding and the Foreign Account Tax Compliance Act, any distributions treated as dividends (see “Consequences to U.S. Holders—Distributions” above) paid to a non-U.S. holder with respect to the shares of our common stock will be subject to withholding tax at a 30% rate or such lower rate as specified by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish to us or our paying agent a valid IRS Form W-8BEN or W-8BEN-E (or suitable successor or substitute form) certifying such non-U.S. holder’s qualification for the reduced rate. Non-U.S. holders that do not timely provide us or our paying agent with the required certification, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If a non-U.S. holder holds shares of our common stock in connection with the conduct of a trade or business in the United States, and dividends paid on the shares of our common stock are effectively connected with such non-U.S. holder’s U.S. trade or business (and if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States), the non-U.S. holder will be exempt from U.S. federal withholding tax. To claim the exemption, the non-U.S. holder must generally furnish to us or our paying agent a properly executed IRS Form W-8ECI (or suitable successor or substitute form). However, dividends paid on shares of our common stock that are effectively connected with a non-U.S. holder’s U.S. trade or business (and if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in much the same manner as if such non-U.S. holder were a U.S. holder. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as specified by an applicable income tax treaty.

Distributions in excess of our current and accumulated earnings and profits will first constitute a return of capital and reduce a non-U.S. holder’s basis in our common stock, but not below zero, and then will be treated as described under “—Sale, Exchange, Certain Redemptions or Other Taxable Dispositions of our Common Stock” below.

Sale, Exchange, Certain Redemptions or Other Taxable Dispositions of our Common Stock

Subject to the discussions below regarding backup withholding and the Foreign Account Tax Compliance Act, any gain realized by a non-U.S. holder upon the sale, exchange, redemption (provided the redemption is treated as a sale or exchange for U.S. federal income tax purposes) or other taxable disposition of shares of our common stock will not be subject to U.S. federal income tax with respect to such gain unless:

•

that gain is effectively connected with the conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•

we are or have been a “United States real property holding corporation,” or a USRPHC, during the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period (the “applicable statutory period”) and certain other requirements are satisfied.

We believe that we are not, and we do not anticipate becoming, a USRPHC for U.S. federal income tax purposes.

However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we were to become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, common stock held by a non-U.S. holder would be treated as a U.S. real property interest only if such holder actually or constructively held more than five percent of such regularly traded common stock at any time during the shorter of the five-year period preceding their disposition of, or their holding period for, our common stock.

A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax on the net gain derived from the sale or other taxable disposition at the regular graduated rates generally in the same manner as a U.S. holder. If a non-U.S. holder is eligible for the benefits of a tax treaty between the United States and its country of residence, any such gain will be subject to U.S. federal income tax in the manner specified by the treaty. To claim the benefit of a treaty, a non-U.S. holder must properly submit an IRS Form W-8BEN or W-8BEN-E (or suitable successor or substitute form). A non-U.S. holder that is a foreign corporation and is described in the first bullet point above in addition may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for that taxable year, or at a lower rate if so specified by an applicable income tax treaty.

An individual non-U.S. holder described in the second bullet point above will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by certain U.S. source capital losses (even though such holder is not considered a resident of the United States) provided such non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Information Reporting and Backup Withholding

Generally, we must report to the IRS and to non-U.S. holders the amount of dividends and non-dividend distributions paid to the non-U.S. holder and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such payments and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of dividends that we make to the holder if the non-U.S. holder certifies under penalty of perjury that it is not a U.S. person (and we do not have actual knowledge or reason to know that the holder is a U.S. person), such as by furnishing a valid IRS form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. A non-U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to the proceeds of the sale or other disposition of shares of our common stock within the United States or conducted through certain U.S.-related payors, unless the payor of the proceeds receives the statement described above (and the payor does not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code) or the holder otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act, or FATCA, provides that a 30% withholding tax will be imposed on certain payments (including dividends) made to a foreign financial institution (as specifically defined in the Code) and certain other foreign entities if such entity fails to satisfy certain disclosure and reporting rules or otherwise qualify for an exemption from these rules. FATCA generally requires that (i) in the case of a foreign financial institution, the entity identifies and provides information in respect of financial accounts with such entity held (directly or indirectly) by U.S. persons and U.S.-owned foreign entities and (ii) in the case of a non-financial foreign entity, the entity identifies and provides information in respect of substantial U.S. owners of such entity. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, then pursuant to an agreement between it and the United States Treasury or an intergovernmental agreement between, generally, the jurisdiction in which it is resident and the United States Treasury, it must, among other things, undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders.

Proposed U.S. Treasury Regulations eliminate FATCA withholding on payments of gross proceeds from the sale or other disposition of shares of our common stock. Taxpayers generally may rely on these proposed U.S. Treasury Regulations until final U.S. Treasury Regulations are issued. You should consult your tax advisor regarding the possible effect of FATCA on your investment in shares of our common stock.

The preceding discussion of certain U.S. federal income tax consequences is for general information only and is not tax advice. Accordingly, each investor should consult its own tax advisor as to particular tax consequences to it of purchasing, holding and disposing of shares of our common stock, including the applicability and effect of any state, local or foreign tax laws, and of any pending or subsequent changes in applicable laws.

UNDERWRITING

We are offering the shares of common stock described in this prospectus through a number of underwriters. J.P. Morgan Securities LLC, William Blair & Company, L.L.C. and Evercore Group L.L.C. are acting as joint book-running managers of the offering and as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Name	Number of Shares
J.P. Morgan Securities LLC
William Blair & Company, L.L.C.
Evercore Group L.L.C.
BofA Securities, Inc.

Total	3,000,000

The underwriters are committed to purchase all of the shares of common stock offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $     per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $     per share from the public offering price. After the offering of the shares to the public, if all of the shares of common stock are not sold at the public offering price, the underwriters may change the offering price and the other selling terms. Sales of any shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to 450,000 additional shares of common stock from us. The underwriters have 30 days from the date of this prospectus to exercise this option to purchase additional shares. If any shares are purchased with this option to purchase additional shares, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $     per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without option to purchase additional shares exercise	With full option to purchase additional shares exercise
Per Share	$	$
Total	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $    . We have agreed to reimburse the underwriters for expenses relating to clearance of this offering with the Financial Industry Regulatory Authority up to $15,000.

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, or file or confidentially submit any registration statement under the Securities Act with respect to any of the foregoing, or (ii) enter into any swap or any other agreement or transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of our common stock, whether any such swap or transaction described in (i) or (ii) above is to be settled by delivery of shares of common stock or other securities, in cash or otherwise, in each case without the prior written consent of the representatives for a period of 60 days after the date of this prospectus, other than the shares of our common stock to be sold in this offering.

The restrictions on our actions, as described above, do not apply to certain transactions, including (i) any shares of common stock issued by us upon the exercise (including any net exercise or exercise by delivery of already-owned shares of our common stock) of an option or warrant or the conversion of a security outstanding on the date of the underwriting agreement and described in this prospectus; (ii) any shares of our common stock (restricted or otherwise), options to purchase common stock, restricted stock units covering shares of common stock or other equity incentive awards granted pursuant to our existing employee benefit, non-employee director compensation or other equity incentive plans referred to in this prospectus; (iii) our filing of a registration statement with the SEC on Form S-8 or a successor form thereto with respect to the registration of securities to be offered under any plans or programs referred to in (ii) above; or (iv) the sale or issuance of or entry into an agreement to sell or issue shares of our common stock or securities convertible into or exercisable or exchangeable for shares of our common stock in connection with any (a) merger, (b) acquisition of securities, businesses, property or other assets, (c) joint venture, (d) commercial relationship or (e) other strategic alliance or relationship, provided, that the aggregate number of shares of our common stock, or securities convertible into or exercisable or exchangeable for shares of our common stock (on an as-converted, as-exercised or as-exchanged basis, as the case may be), that we may sell or issue or agree to sell or issue does not exceed 7.5% of the total number of shares of our common stock issued and outstanding immediately following the completion of the transactions contemplated by the underwriting agreement, and provided further, that, under certain circumstances, each such recipient during the 60-day restricted period enters into a lock-up agreement with the representatives for the remainder of such 60-day restricted period to the extent such recipient did not previously enter into such an agreement with the representatives and we will impose stop-transfer instructions with respect to the shares of our common stock or other securities that are subject to such agreements during such 60-day restricted period.

Our directors and executive officers have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each lock-up party, with limited exceptions, for a period of 60 days after the date of this prospectus, may not, without the prior written consent of the representatives, (1) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock, whether owned on the date of the underwriting agreement or thereafter acquired by the lock-up party or with respect to which the lock-up party had on the date thereof or thereafter acquired the power of disposition (collectively with the common stock, the “lock-up securities”) or exercise any right with respect to the registration of any of the lock-up securities, or file, cause to be filed or cause to be confidentially submitted any registration statement in connection therewith under the Securities Act, or (2) enter into any swap, loan or any other agreement or transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the lock-up securities, whether any such swap, loan or transaction is to be settled by delivery of our common stock or other securities, in cash or otherwise.

The restrictions described in the immediately preceding paragraph and contained in the lock-up agreements between the underwriters and our directors and executive officers do not apply, subject in certain cases to various conditions, to certain transactions, including (a) transfers of lock-up securities: (i) as a bona fide gift or gifts or charitable contribution, (ii) to a trust, partnership, limited liability company or other entity for the direct or indirect benefit of the lock-up party or a member of the lock-up party’s immediate family or to a member of the lock-up party’s immediate family, (iii) upon death or by will, other testamentary document or intestate succession, (iv) for bona fide tax or estate planning purposes, (v) as a distribution to limited partners, partners, stockholders, limited liability company members, or other equityholders of the lock-up party, (vi) to the lock-up party’s affiliates or to any investment fund or other entity controlled or managed by the lock-up party, (vii) pursuant to an order of a court or regulatory agency or pursuant to a qualified domestic order or in connection with a divorce settlement; provided, that any filing under Section 16(a) of the Exchange Act in connection with such transfer will indicate that such transfer is in connection with one or more of the foregoing, (viii) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under (i)—(vii) above; provided, that any filing under Section 16(a) of the Exchange Act with respect to a disposition or transfer otherwise permissible under (vii) above will be subject to the proviso in (vii) above, (ix) after the completion of this offering, pursuant to a bona-fide third-party tender offer, merger, consolidation or other similar transaction made to all holders of our common stock involving a change of control of our company that has been approved by our board of directors, provided that in the event that the change of control is not consummated, such common stock would remain subject to the restrictions in the immediately preceding paragraph, (x) to us or our subsidiaries (A) in connection with the repurchase of the lock-up party’s common stock upon death, disability or termination of employment of the lock-up party pursuant to an employment agreement, a shareholders’ agreement (or equivalent) or equity award in existence on the date of the lock-up agreement, (B) pursuant to arrangements under which we have the option to repurchase such shares or a right of first refusal with respect to transfers of such securities or (C) in the exercise of outstanding options, warrants, restricted stock units or other equity interests, including transfers deemed to occur upon the “net” or “cashless” exercise of options or for the sole purpose of paying the exercise price of such options, warrants, restricted stock units or other equity interests or for paying taxes (including estimated taxes) due as a result of the exercise of such options, warrants, restricted stock units or other equity interests or as a result of the vesting of common stock under restricted stock awards, in each case pursuant to our equity incentive plans or other arrangement disclosed in this prospectus; provided, that any filing under Section 16(a) of the Exchange Act with respect to a transaction described in this clause (x) will clearly indicate in the footnotes thereto that (I) the filing relates to the circumstances described in (A), (B) or (C), as the case may be, (II) the reason for the disposition and (III) the disposition was solely to us; provided, further, that any common stock received upon such exercise or other event described in (C) would remain subject to the restrictions in the immediately preceding paragraph or (xi) as a sale of common stock under a trading plan pursuant to Rule 10b5-1 under the Exchange Act that is existing as of the date of the underwriting agreement and has been disclosed to the representatives; provided, that any filing under Section 16(a) of the Exchange Act with respect to a transaction described in this clause (xi) will clearly indicate in the footnotes thereto that such sales have been executed pursuant to such trading plan.

The representatives, in their sole discretion, may release the securities subject to any of the lock-up agreements with the underwriters described above, in whole or in part at any time.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

Our common stock is listed on the NYSE under the symbol “MEG”.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Selling Restrictions

General

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the

Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area, or, each a Member State, no shares have been offered or will be offered pursuant to the offering to the public in that Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State, all in accordance with the Prospectus Regulation, except that offers of shares may be made to the public in that Member State at any time under the following exemptions under the Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the underwriters; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and us that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation. In the case of any shares being offered to a financial intermediary as that term is used in the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Member State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters have been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer to the public” in relation to shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Notice to Prospective Investors in the United Kingdom

No shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares which has been approved by the Financial Conduct Authority, except that the Shares may be offered to the public in the United Kingdom at any time:

(a)	to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

(c)	in any other circumstances falling within Section 86 of the FSMA.

provided that no such offer of the Shares shall require the Issuer or any Manager to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the Shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase or subscribe for any Shares and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order, or, all such persons together being referred to as relevant persons, or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares in the United Kingdom within the meaning of the Financial Services and Markets Act 2000.

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

Notice to Prospective Investors in Switzerland

This prospectus supplement does not constitute an offer to the public or a solicitation to purchase or invest in any shares. No shares have been offered or will be offered to the public in Switzerland, except that offers of shares may be made to the public in Switzerland at any time under the following exemptions under the Swiss Financial Services Act (“FinSA”):

(a)	to any person which is a professional client as defined under the FinSA;

(b)	to fewer than 500 persons (other than professional clients as defined under the FinSA), subject to obtaining the prior consent of the underwriters for any such offer; or

(c)	in any other circumstances falling within Article 36 FinSA in connection with Article 44 of the Swiss Financial Services Ordinance,

provided that no such offer of shares shall require the Company or any investment bank to publish a prospectus pursuant to Article 35 FinSA.

The shares have not been and will not be listed or admitted to trading on a trading venue in Switzerland.

Neither this document nor any other offering or marketing material relating to the shares constitutes a prospectus as such term is understood pursuant to the FinSA and neither this document nor any other offering or marketing material relating to the shares may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in Monaco

The shares may not be offered or sold, directly or indirectly, to the public in Monaco other than by a Monaco Bank or a duly authorized Monegasque intermediary acting as a professional institutional investor which has such knowledge and experience in financial and business matters as to be capable of evaluating the risks and merits of an investment in the Fund. Consequently, this prospectus supplement may only be communicated to (i) banks, and (ii) portfolio management companies duly licensed by the “Commission de Contrôle des Activités Financières” by virtue of Law n° 1.338, of September 7, 2007, and authorized under Law n° 1.144 of July 26, 1991. Such regulated intermediaries may in turn communicate this prospectus supplement to potential investors.

Notice to Prospective Investors in Australia

This prospectus:

•	does not constitute a disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth), or the Corporations Act;

•

has not been, and will not be, lodged with the Australian Securities and Investments Commission, or ASIC, as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document for the purposes of the Corporations Act; and

•

may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, available under section 708 of the Corporations Act, Exempt Investors.

The shares may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the shares may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the shares, you represent and warrant to us that you are an Exempt Investor.

As any offer of shares under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the shares you undertake to us that you will not, for a period of 12 months from the date of issue of the shares, offer, transfer, assign or otherwise alienate those shares to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Notice to Prospective Investors in New Zealand

This document has not been registered, filed with or approved by any New Zealand regulatory authority under the Financial Markets Conduct Act 2013 (the “FMA Act”). The shares may only be offered or sold in New Zealand (or allotted with a view to being offered for sale in New Zealand) to a person who:

•	is an investment business within the meaning of clause 37 of Schedule 1 of the FMC Act;

•	meets the investment activity criteria specified in clause 38 of Schedule 1 of the FMC Act;

•	is large within the meaning of clause 39 of Schedule 1 of the FMC Act;

•	is a government agency within the meaning of clause 40 of Schedule 1 of the FMC Act; or

•	is an eligible investor within the meaning of clause 41 of Schedule 1 of the FMC Act.

Notice to Prospective Investors in Japan

The shares have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the shares nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to Prospective Investors in Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong), or the SFO, of Hong Kong and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong), or the CO, or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Notice to Prospective Investors in Singapore

Singapore SFA Product Classification — In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer of shares, the we have determined, and hereby notify all relevant persons (as defined in Section 309A(1) of the SFA), that the shares are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Each underwriter has acknowledged that this prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented and agreed that it has not offered or sold any shares or caused the shares to be made the subject of an invitation for subscription or purchase and will not offer or sell any shares or cause the shares to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares, whether directly or indirectly, to any person in Singapore other than:

(a) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time, or the SFA) pursuant to Section 274 of the SFA;

(b) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA and in accordance with the conditions specified in Section 275 of the SFA; or

(c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

(i) to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 276(4)(c)(ii) of the SFA;

(ii) where no consideration is or will be given for the transfer;

(iii) where the transfer is by operation of law;

(iv) as specified in Section 276(7) of the SFA; or

(v) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Notice to Prospective Investors in China

This prospectus will not be circulated or distributed in the PRC and the shares will not be offered or sold, and will not be offered or sold to any person for re-offering or resale directly or indirectly to any residents of the PRC (for such purposes, not including the Hong Kong and Macau Special Administrative Regions or Taiwan), except pursuant to any applicable laws and regulations of the PRC. Neither this prospectus nor any advertisement or other offering material may be distributed or published in the PRC, except under circumstances that will result in compliance with applicable laws and regulations.

Notice to Prospective Investors in Korea

The shares have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea, or the FSCMA, and the decrees and regulations thereunder and the shares have been and will be offered in Korea as a private placement under the FSCMA. None of the shares may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea, or the FETL, and the decrees and regulations thereunder. The shares have not been listed on any of securities exchanges in the world including, without limitation, the Korea Exchange in Korea. Furthermore, the purchaser of the shares shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the shares. By the purchase of the shares, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the shares pursuant to the applicable laws and regulations of Korea.

Notice to Prospective Investors in Malaysia

No prospectus or other offering material or document in connection with the offer and sale of the shares has been or will be registered with the Securities Commission of Malaysia (“Commission”) for the Commission’s approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services Licence; (iii) a person who acquires the shares, as principal, if the offer is on terms that the shares may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the shares is made by a holder of a Capital Markets Services Licence who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus supplement is subject to Malaysian laws. This prospectus supplement does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

Notice to Prospective Investors in Thailand

This material is intended to be read by the addressee who is a qualified investor under the private placement exemption pursuant to the Notification of the Securities and Exchange Commission No. KorChor. 18/2551 re: Exemption from Filing of the Registration Statement for the Offer for Sale of Securities (the “Private Placement Exemption”) only and must not be passed to, issued to, or shown to any person generally. This is not intended to be an offer, sale or invitation for subscription or purchase of Shares to the public by the Offeror. Neither the offering of the shares nor the Shares have been, or will be, approved by or registered with the Office of the Securities and Exchange Commission of Thailand. The shares may not be offered, sold or delivered in Thailand unless pursuant to the Private Placement Exemption. This material or any document relating to the offering of the shares, as well as information contained therein, may not be circulated or distributed, whether directly or indirectly, to any other person or to the public or any member of the public in Thailand, nor may they be used in connection with any offer for subscription or sale of the Shares to the public in Thailand, unless permitted otherwise by applicable laws and regulations.

Please study product characteristics, conditions with respect to investment yields and associated risks before making an investment decision.

Notice to Prospective Investors in Taiwan

The shares have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the shares in Taiwan.

Notice to Prospective Investors in Saudi Arabia

This document may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Rules on the Offer of Securities and Continuing Obligations Regulations as issued by the board of the Saudi Arabian Capital Market Authority (“CMA”) pursuant to resolution number 3-123-2017 dated 27 December 2017, as amended (the “CMA Regulations”). The CMA does not make any representation as to the accuracy or completeness of this document and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this document. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this document, you should consult an authorized financial adviser.

Notice to Prospective Investors in Qatar

The shares described in this prospectus have not been, and will not be, offered, sold or delivered, at any time, directly or indirectly in the State of Qatar in a manner that would constitute a public offering. This prospectus has not been, and will not be, registered with or approved by the Qatar Financial Markets Authority or Qatar Central Bank and may not be publicly distributed. This prospectus is intended for the original recipient only and must not be provided to any other person. It is not for general circulation in the State of Qatar and may not be reproduced or used for any other purpose.

Notice to Prospective Investors in the Dubai International Financial Centre, or DIFC

This document relates to an Exempt Offer in accordance with the Markets Law, DIFC Law No. 1 of 2012, as amended. This document is intended for distribution only to persons of a type specified in the Markets Law, DIFC Law No. 1 of 2012, as amended. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority (DFSA) has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this document. The securities to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this document you should consult an authorized financial advisor.

In relation to its use in the DIFC, this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

Notice to Prospective Investors in the United Arab Emirates

The shares have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority, Financial Services Regulatory Authority or the Dubai Financial Services Authority.

Notice to Prospective Investors in the Abu Dhabi Global Market

The Abu Dhabi Global Market (ADGM), including the Financial Services Regulatory Authority and the Registration Authority does not accept any responsibility for the content of the information included in this prospectus, including the accuracy or completeness of such information. The liability for the content of this prospectus lies with the issuer of this prospectus and other persons, such as experts, whose opinions are included in this prospectus with their consent. The ADGM has also not assessed the suitability of the securities to which this prospectus relates to any particular investor or type of investor. The securities to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities If you do not understand the contents of this prospectus or are unsure whether the securities to which this prospectus relates are suitable for your individual investment objectives and circumstances, you should consult an authorised financial adviser.

Notice to Prospective Investors in the British Virgin Islands

The shares are not being, and may not be, offered to the public or to any person in the British Virgin Islands for purchase or subscription by or on behalf of us. The shares may be offered to companies incorporated under the BVI Business Companies Act, 2004 (British Virgin Islands), or BVI Companies, but only where the offer will be made to, and received by, the relevant BVI Company entirely outside of the British Virgin Islands.

Notice to Prospective Investors in The Bahamas

The shares may not be offered or sold in The Bahamas via a public offer. The shares may not be offered or sold or otherwise disposed of in any way to any person(s) deemed “resident” for exchange control purposes by the Central Bank of The Bahamas.

Notice to Prospective Investors in South Africa

Due to restrictions under the securities laws of South Africa, no “offer to the public” (as such term is defined in the South African Companies Act, No. 71 of 2008 (as amended or re-enacted), or the South African Companies Act, is being made in connection with the issue of the shares in South Africa. Accordingly, this document does not, nor is it intended to, constitute a “registered prospectus” (as that term is defined in the South African Companies Act) prepared and registered under the South African Companies Act and has not been approved by, and/or filed with, the South African Companies and Intellectual Property Commission or any other regulatory authority in South Africa. The shares are not offered, and the offer shall not be transferred, sold, renounced or delivered, in South Africa or to a person with an address in South Africa, unless one or other of the following exemptions stipulated in section 96 (1) applies:

Section 96 (1) (a) the offer, transfer, sale, renunciation or delivery is to:

(i) persons whose ordinary business, or part of whose ordinary business, is to deal in securities, as principal or agent;

(ii) the South African Public Investment Corporation;

(iii) persons or entities regulated by the Reserve Bank of South Africa;

(iv) authorized financial service providers under South African law;

(v) financial institutions recognized as such under South African law;

(vi) a wholly-owned subsidiary of any person or entity contemplated in (c), (d) or (e), acting as agent in the capacity of an authorized portfolio manager for a pension fund, or as manager for a collective investment scheme (in each case duly registered as such under South African law); or

(vii) any combination of the person in (i) to (vi); or

Section 96 (1) (b) the total contemplated acquisition cost of the securities, for any single addressee acting as principal is equal to or greater than ZAR1,000,000 or such higher amount as may be promulgated by notice in the Government Gazette of South Africa pursuant to section 96(2)(a) of the South African Companies Act.

Information made available in this prospectus should not be considered as “advice” as defined in the South African Financial Advisory and Intermediary Services Act, 2002.

Notice to Prospective Investors in Mexico

The shares have not been and will not be registered with the Mexican National Securities Registry (Registro Nacional de Valores or the “RNV”) maintained by the Mexican National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores, or the “CNBV”), and therefore, may not be offered or sold publicly in Mexico or otherwise be subject to intermediation activities in Mexico, however, the shares may only be offered and sold in Mexico on a private placement basis to investors that qualify as institutional or qualified investors pursuant to the private placement exemption set forth in Article 8 of the Mexican Securities Market Law (Ley del Mercado de Valores) and regulations thereunder. The information contained in this prospectus is solely our responsibility and has not been reviewed or authorized by the CNBV and may not be publicly distributed in Mexico. In making an investment decision, all investors, including any Mexican investor, who may acquire shares from time to time, must rely on their own examination of the Issuer and the terms of this offering and the notes, including the merits and risks involved.

Notice to Prospective Investors in Chile

THESE SHARES ARE PRIVATELY OFFERED IN CHILE PURSUANT TO THE PROVISIONS OF LAW 18,045, THE SECURITIES MARKET LAW OF CHILE, AND NORMA DE CARÁCTER GENERAL NO. 336 (“RULE 336”), DATED JUNE 27, 2012, ISSUED BY THE SUPERINTENDENCIA DE VALORES Y SEGUROS DE CHILE (“SVS”), THE SECURITIES REGULATOR OF CHILE, TO RESIDENT QUALIFIED INVESTORS THAT ARE LISTED IN RULE 336 AND FURTHER DEFINED IN RULE 216 OF JUNE 12, 2008 ISSUED BY THE SVS.

PURSUANT TO RULE 336 THE FOLLOWING INFORMATION IS PROVIDED IN CHILE TO PROSPECTIVE RESIDENT INVESTORS IN THE OFFERED SECURITIES:

1.	THE INITIATION OF THE OFFER IN CHILE IS APRIL 16, 2024.

2.	THE OFFER IS SUBJECT TO NCG 336 OF JUNE 27, 2012 ISSUED BY THE SUPERINTENDENCIA DE VALORES Y SEGUROS DE CHILE (SUPERINTENDENCY OF SECURITIES AND INSURANCE OF CHILE).

3.	THE OFFER REFERS TO SECURITIES THAT ARE NOT REGISTERED IN THE REGISTRO DE VALORES (SECURITIES REGISTRY) OR THE REGISTRO DE VALORES EXTRANJEROS (FOREIGN SECURITIES REGISTRY) OF THE SVS AND THEREFORE:

a.	THE SECURITIES ARE NOT SUBJECT TO THE OVERSIGHT OF THE SVS; AND

b.	THERE ISSUER THEREOF IS NOT SUBJECT TO REPORTING OBLIGATION WITH RESPECT TO ITSELF OR THE OFFERED SECURITIES.

4.	THE SECURITIES MAY NOT BE PUBLICLY OFFERED IN CHILE UNLESS AND UNTIL THEY ARE REGISTERED IN THE SECURITIES REGISTRY OF THE SVS.

INFORMACIÓN A LOS INVERSIONISTAS RESIDENTES EN CHILE

LOS VALORES OBJETO DE ESTA OFERTA SE OFRECEN PRIVADAMENTE EN CHILE DE CONFORMIDAD CON LAS DISPOSICIONES DE LA LEY N° 18.045 DE MERCADO DE VALORES, Y LA NORMA DE CARÁCTER GENERAL N° 336 DE 27 DE JUNIO DE 2012 (“NCG 336”) EMITIDA POR LA SUPERINTENDENCIA DE VALORES Y SEGUROS DE CHILE, A LOS “INVERSIONISTAS CALIFICADOS” QUE ENUMERA LA NCG 336 Y QUE SE DEFINEN EN LA NORMA DE CARÁCTER GENERAL N° 216 DE 12 DE JUNIO DE 2008 EMITIDA POR LA MISMA SUPERINTENDENCIA.

EN CUMPLIMIENTO DE LA NCG 336, LA SIGUIENTE INFORMACIÓN SE PROPORCIONA A LOS POTENCIALES INVERSIONISTAS RESIDENTES EN CHILE:

1.	LA OFERTA DE ESTOS VALORES EN CHILE COMIENZA EL DÍA 16 DE APRIL DE 2024.

2.	LA OFERTA SE ENCUENTRA ACOGIDA A LA NCG 336 DE FECHA ECHA 27 DE JUNIO DE 2012 EMITIDA POR LA SUPERINTENDENCIA DE VALORES Y SEGUROS.

3.	LA OFERTA VERSA SOBRE VALORES QUE NO SE ENCUENTRAN INSCRITOS EN EL REGISTRO DE VALORES NI EN EL REGISTRO DE VALORES EXTRANJEROS QUE LLEVA LA SUPERINTENDENCIA DE VALORES Y SEGUROS, POR LO QUE:

a)	LOS VALORES NO ESTÁN SUJETOS A LA FISCALIZACIÓN DE ESA SUPERINTENDENCIA; Y

b)	EL EMISOR DE LOS VALORES NO ESTÁ SUJETO A LA OBLIGACIÓN DE ENTREGAR INFORMACIÓN PÚBLICA SOBRE LOS VALORES OFRECIDOS NI SU EMISOR.

4.	LOS VALORES PRIVADAMENTE OFRECIDOS NO PODRÁN SER OBJETO DE OFERTA PÚBLICA EN CHILE MIENTRAS NO SEAN INSCRITOS EN EL REGISTRO DE VALORES CORRESPONDIENTE.

Notice to Prospective Investors in Columbia

The shares may not be offered, sold or negotiated in Colombia, except under circumstances which do not constitute a public offering of securities under applicable Colombian securities laws and regulations. Furthermore, foreign financial entities must abide by the terms of Decree 2555 of 2010 to offer privately the shares to their Colombian clients.

Notice to Prospective Investors in Brazil

The offer and sale of the shares have not been and will not be registered with the Brazilian Securities Commission (Comissão de Valores Mobiliários, or “CVM”) and, therefore, will not be carried out by any means that would constitute a public offering in Brazil under CVM Resolution No. 160, dated 13 July 2022, as amended, or unauthorized distribution under Brazilian laws and regulations. The shares will be authorized for trading on organized non-Brazilian securities markets and may only be offered to Brazilian Professional Investors (as defined by applicable CVM regulation), who may only acquire the shares through a non-Brazilian account, with settlement outside Brazil in non-Brazilian currency. The trading of these shares on regulated securities markets in Brazil is prohibited.

Notice to Prospective Investors in Peru

The shares and the information contained in this Prospectus are not being publicly marketed or offered in Peru and will not be distributed or caused to be distributed to the general public in Peru. Peruvian securities laws and regulations on public offerings will not be applicable to the offering of the shares and therefore, the disclosure obligations set forth therein will not be applicable to the Issuer or the sellers of the shares before or after their acquisition by prospective investors. The shares and the information contained in this Prospectus have not been and will not be reviewed, confirmed, approved or in any way submitted to the Superintendencia del Mercado de Valores (Peruvian capital market regulator) (the “SMV”) nor have they been registered with the SMV’s Securities Market Public Registry (Registro Público del Mercado de Valores). Accordingly, the shares cannot be offered or sold within Peruvian territory except to the extent any such offering or sale qualifies as a private offering under Peruvian law and regulations and complies with the provisions on private offerings set forth therein.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Gibson, Dunn & Crutcher LLP. Certain legal matters in connection with the shares of common stock offered hereby will be passed upon for the underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation.

EXPERTS

The financial statements of Montrose Environmental Group, Inc. incorporated by reference in this Prospectus, and the effectiveness of Montrose Environmental Group, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm, given their authority as experts in accounting and auditing.

P R O S P E C T U S

Montrose Environmental Group, Inc.

Common Stock

From time to time, we or any selling stockholder to be identified in a prospectus supplement may offer to sell shares of our common stock in one or more offerings. We will provide the specific terms of any offering, including the offering prices, in prospectus supplements to this prospectus. Prospectus supplements may also add, update or change information in this prospectus. If the information varies between this prospectus and any accompanying prospectus supplement, you should rely on the information in the prospectus supplement.

Shares of common stock may be offered and sold to or through one or more underwriters, dealers or agents, directly to purchasers or through a combination of these methods, on a continuous or delayed basis. You can find additional information about any plan of distribution for the securities in “Plan of Distribution” in this prospectus. We will also describe the plan of distribution for any particular offering of securities in the applicable prospectus supplement. This prospectus may not be used to sell our securities unless it is accompanied by a prospectus supplement.

Our common stock is listed on the New York Stock Exchange under the symbol “MEG.”

Investing in the common stock involves risks. You should carefully consider the risks described in “Risk  Factors ” on page 9 of this prospectus, as well as the other information contained or incorporated by reference in this prospectus and the applicable prospectus supplement, before making a decision to invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 16, 2024

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. Under this shelf registration process, we or any selling stockholder to be named in a prospectus supplement may, from time to time, offer shares of our common stock in one or more offerings. This prospectus only provides you with a general description of the securities to be offered. Each time securities are sold pursuant to this prospectus, we will describe in a prospectus supplement, which will be delivered with this prospectus, specific information about the offering and the terms of the particular securities to be offered. The prospectus supplement may also add to, update or change any of the information contained in this prospectus. You should carefully read this prospectus, any accompanying prospectus supplement, any free writing prospectuses we have prepared or authorized as well as the information incorporated in this prospectus or any accompanying prospectus supplement by reference. See “Incorporation by Reference.” Any information in any accompanying prospectus supplement, any free writing prospectus or any subsequent material incorporated herein or therein by reference will supersede the information in this prospectus or any earlier prospectus supplement.

This prospectus contains summaries of certain provisions in some of the documents described herein, but reference is hereby made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the complete text of the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below in the section entitled “Where You Can Find More Information.”

Neither we nor any selling stockholder has authorized anyone to provide any information or to make any representations other than those contained in this prospectus, in any accompanying prospectus supplement or in any free writing prospectuses we have prepared or authorized. You should rely only on the information provided in this prospectus or any prospectus supplement, including information incorporated by reference herein or therein, or any free writing prospectus that we have specifically referred you to. Neither we nor any selling stockholder take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus, any prospectus supplement or any documents we incorporate herein or therein, or in any free writing prospectus, is current only as of the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

No action is being taken in any jurisdiction outside the United States to permit a public offering of common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restriction as to this offering and the distribution of this prospectus applicable to those jurisdictions.

As used in this prospectus and any accompanying prospectus supplement, unless the context otherwise indicates, references to “our,” “we,” “us,” the “Company,” “Montrose,” “MEG” and “our business” refer to Montrose Environmental Group, Inc. together with its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet website at www.sec.gov that contains periodic and current reports, proxy and information statements, and other information regarding registrants, including us, that file electronically with the SEC.

We also make available, free of charge, on or through our Internet website, www.investors.montrose-env.com, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements on Schedule 14A and, if applicable, amendments to those reports filed or furnished pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information on or that can be accessed through our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only. In addition, you may request copies of these filings at no cost through our Investor Relations Department at: Montrose Environmental Group, Inc., 5120 Northshore Drive, North Little Rock, Arkansas 72118, telephone: (501) 900-6400.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act, including exhibits, of which this prospectus forms a part, with respect to the shares of common stock that may be offered hereunder. This prospectus does not contain all of the information set forth in the registration statement and exhibits thereto. For further information with respect to our company and the shares of common stock offered hereby, reference is made to the registration statement, including the exhibits thereto. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are summaries and are not necessarily complete and you should refer to the exhibits attached to or incorporated by reference into the registration statement for copies of the actual contract, agreement or other document. Our SEC filings, including the registration statement of which this prospectus forms a part and the exhibits thereto, are available to you for free on the SEC’s website listed above.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus and any prospectus supplement the information we file with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. Any information referenced in this way is considered part of this prospectus. Any subsequent information filed with the SEC will automatically be deemed to update and supersede the information in this prospectus and in our other filings with the SEC.

We incorporate by reference in this prospectus the documents listed below that have been previously filed with the SEC as well as any filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the initial filing of the registration statement of which this prospectus forms a part until the termination or completion of the offering of the securities described in this prospectus; provided, however, we are not incorporating by reference any documents or portions of documents deemed to have been furnished rather than filed in accordance with SEC rules:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as filed with the SEC on February 29, 2024;

•	the information specifically incorporated by reference into our Annual Report on Form 10-K from our definitive proxy statement on Schedule 14A, filed with the SEC on March 25, 2024;

•	our Current Report on Form 8-K filed with the SEC on February 20, 2024; and

•

the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on July 17, 2020, including any amendments or reports filed for the purpose of updating the description.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, is not incorporated by reference in this prospectus or any prospectus supplement.

To obtain copies of these filings, see “Where You Can Find More Information” above.

FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated by reference herein or therein contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements relate to matters such as our industry, business strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity, capital resources and other financial and operating information. We have used the words “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “future,” “intend,” “may,” “plan,” “position,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will” and similar terms and phrases to identify forward-looking statements. All of our forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we are expecting, including:

•

general global economic, business and other conditions, including inflationary pressures and rising interest rates, the cyclical nature of our industry and the significant fluctuations in events that impact our business;

•	the parts of our business that depend on difficult to predict natural or manmade events and the fluctuations in our revenue and customer concentration as a result thereof;

•	the highly competitive nature of our business;

•	our ability to execute on our acquisition strategy and successfully integrate and realize benefits from our acquisitions;

•	our ability to promote and develop our brands;

•	our ability to maintain and expand our client base;

•	our ability to maintain necessary accreditations and other authorizations in varying jurisdictions;

•	significant environmental governmental regulation and liabilities;

•	our ability to attract and retain qualified managerial and skilled technical personnel;

•	safety-related issues;

•	allegations regarding compliance with professional standards, duties and statutory obligations and our ability to provide accurate results;

•	the lack of formal long-term agreements with many of our clients;

•	our ability to adapt to changing technology, industry standards or regulatory requirements, including emerging environmental, social and governance requirements;

•	government clients and contracts;

•	our ability to maintain our prices and manage costs;

•	our ability to protect our intellectual property or claims that we infringe on the intellectual property rights of others;

•	laws and regulations regarding handling of confidential information;

•	our international operations;

•	product related risks; and

•	additional factors discussed in this prospectus, any prospectus supplement and our other SEC filings.

The forward-looking statements in this prospectus and any prospectus supplement are based on historical performance and management’s current plans, estimates and expectations in light of information currently available to us and are subject to uncertainty and changes in circumstances. There can be no assurance that future developments affecting us will be those that we have anticipated. Actual results or outcomes may differ materially from these expectations due to changes in global, regional or local political, economic, business, competitive, market, regulatory and other factors, many of which are beyond our control, as well as the other factors described in the section entitled “Risk Factors” and in our SEC filings incorporated herein or in any prospectus supplement by reference.

Additional factors or events that could cause our actual results or outcomes to differ may also emerge from time to time, and it is not possible for us to predict all of them. In addition, historical, current and forward-looking sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove to be incorrect, our actual results or outcomes may vary in material respects from what we may have expressed or implied by any forward-looking statement and, therefore, you should not regard any forward-looking statement as a representation or warranty by us or any other person that we will successfully achieve the expectation, plan or objective expressed in such forward-looking statement in any specified time frame, or at all. We caution that you should not place undue reliance on any of our forward-looking statements. Any forward-looking statement made by us in this prospectus, in any prospectus supplement or in any document incorporated herein or therein by reference speaks only as of the respective date thereof. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable securities laws.

ABOUT THE COMPANY

The Environment is Our Business.

Since our inception in 2012, our mission has been to help clients and communities meet their environmental goals and needs. According to data derived from the 2023 Environmental Industry Study prepared by Environmental Business International, Inc., which we commissioned and update annually, the global environmental industry is estimated to be approximately $1.44 trillion, with $494.0 billion concentrated in the United States.

We service complex and often non-discretionary environmental needs of our diverse clients across our three business segments: Assessment, Permitting and Response; Measurement and Analysis; and Remediation and Reuse. Examples of our services include:

Our industry is highly fragmented with no single market leader. By focusing on environmental solutions, we believe we are uniquely positioned to become a leading platform in the industry. We provide a diverse range of environmental services to our private and public sector clients across the life cycle of their needs —whether they are launching new projects, maintaining operations, decommissioning operations, rehabilitating assets, managing the impacts of climate change or responding to unexpected environmental disruption. Our integrated platform has been a catalyst for our organic growth and we have built on this platform through strategic acquisitions.

Innovation is core to our strategy. The world’s environmental challenges continue to grow in number, scope and complexity, and mounting public pressure and regulatory changes continue to drive demand for better information and solutions. We focus on innovation in order to improve the quality of information we can provide to clients (such as more accurately measuring methane and greenhouse gas emissions or identifying variations of Per- and polyfluoroalkyl substances, or PFAS, in water) and provide better solutions to their environmental needs (such as the efficient removal of PFAS from contaminated water). We intend to continue innovating by investing in research, development, software development, and technology (directly and through strategic partnerships) to develop better solutions for our clients. We believe these investments—together with our investments in geographic expansion, sales and marketing initiatives, environmental service offerings and strategic acquisitions—will continue to distinguish us in the marketplace.

Our revenue and earnings are highly resilient. We are not dependent upon any single service, product, political approach or regulatory framework. We also serve a diverse set of approximately 5,900 clients across a wide variety of end markets and geographies within the private and public sectors. Funding for our services is typically non-discretionary given regulatory drivers and public health concerns. As a result, our business is positioned to be less susceptible to political and economic cycles. Our approach has allowed us to successfully and consistently scale our business, and we believe we are well positioned to continue our trajectory and market leadership as we address the growing environmental needs of our clients and communities.

We provide environmental services to our clients through three business segments – Assessment, Permitting and Response, Measurement and Analysis and Remediation and Reuse.

Assessment, Permitting and Response

Through our Assessment, Permitting and Response segment, we primarily provide scientific advisory and consulting services to support environmental assessments, environmental emergency response and environmental audits and permits for current operations, facility upgrades, new projects, decommissioning projects and development projects. Our technical advisory and consulting offerings include regulatory compliance support and planning, environmental, ecosystem and toxicological assessments and support during responses to environmental disruption. We help clients navigate regulations at the local, state, provincial and federal levels.

Measurement and Analysis

Through our Measurement and Analysis segment, our highly credentialed teams test and analyze air, water and soil to determine concentrations of contaminants, as well as the toxicological impact of contaminants on flora, fauna and human health. Our offerings include source and ambient air testing and monitoring, leak detection and advanced analytical laboratory services such as air, storm water, wastewater and drinking water analysis.

Remediation and Reuse

Through our Remediation and Reuse segment, we provide clients with engineering, design, and implementation services, primarily to treat contaminated water, remove contaminants from soil or create biogas from waste. We do not own the properties or facilities at which we implement these projects or the underlying liabilities, nor do we own material amounts of the equipment used in projects; instead, we assist our clients in designing solutions, managing projects and mitigating their environmental risks and liabilities.

Corporate Information

We were incorporated in Delaware in November 2013. Our principal executive offices are located at 5120 Northshore Drive, North Little Rock, Arkansas 72118 and our telephone number is (501) 900-6400. Our website address is www.montrose-environmental.com. Information contained on our website or linked therein or otherwise connected thereto does not constitute part of nor is it incorporated by reference into this prospectus, any prospectus supplement or the registration statement of which this prospectus forms a part, and the inclusion of our website address in this prospectus is an inactive textual reference only.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties and other factors described in “Risk Factors” in any prospectus supplement. You should also consider the risks, uncertainties and other factors described in “Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent Quarterly Reports on Form 10-Q, that we have filed or will file with the SEC, and in other documents which are incorporated by reference in this prospectus, as well as the risk factors and other information contained in or incorporated by reference in any accompanying prospectus supplement and any related free writing prospectus. If any of these or any unanticipated risks actually occurs, our business, financial condition and results of operations could be materially and adversely affected and the trading price of our common stock could decline, causing you to lose some or all of your investment in our common stock.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, we intend to use the net proceeds from the sale of the common stock offered by us pursuant to this prospectus and any accompanying prospectus supplement for general corporate purposes. General corporate purposes may include, among other things, funding acquisitions or business expansion, working capital, capital expenditures or the repayment or redemption of debt or other securities. We may temporarily invest funds that are not immediately needed for these or other purposes in short-term investments, including, but not limited to, marketable securities. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds in the event that securities are sold by a selling stockholder.

SELLING STOCKHOLDERS

Information regarding selling stockholders, including their identities, the securities to be registered on their behalf and the amounts sold by them, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment to the registration statement of which this prospectus forms a part, or in filings we make with the SEC under the Exchange Act that are incorporated by reference in this prospectus.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material provisions of our capital stock, as well as other material terms of our amended and restated certificate of incorporation and our amended and restated bylaws. This summary does not purport to be complete and is subject to and qualified in its entirety by our amended and restated certificate of incorporation and our amended and restated bylaws, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

General

Our authorized capital stock consists of 190,000,000 shares of common stock, par value $0.000004 per share, and 10,029,500 shares of preferred stock, par value $0.0001 per share.

Common Stock

Our amended and restated certificate of incorporation authorizes the issuance of up to 190,000,000 shares of common stock. All outstanding shares of common stock are fully paid and nonassessable.

The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders and our amended and restated certificate of incorporation does not provide for cumulative voting in the election of directors. Except in respect of matters relating to the election of directors and as otherwise provided in our amended and restated certificate of incorporation or required by law, all matters to be voted on by our stockholders must be approved by a majority of the shares present in person or by proxy at the meeting and entitled to vote on the subject matter. In the case of the election of directors, nominees must be approved by a plurality of the votes cast. Our Common Stock votes as a single class on all matters. Subject to preferences that may be applicable to any outstanding series of preferred stock, the holders of our common stock are entitled to receive ratably any dividends declared by our board of directors out of funds legally available for the payment of dividends. In the event of our liquidation, dissolution or winding-up, the holders of our common stock will be entitled to share ratably in all assets remaining after payment of or provision for any liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. Our stockholders have no preemptive, conversion or other rights to subscribe for additional shares. The rights, preferences and privileges of the holders of our common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of our preferred stock outstanding or that we may designate and issue in the future.

Preferred Stock

Our board of directors has designated 17,500 shares of preferred stock as Cumulative Series A-2 Preferred Stock. As of the date of this prospectus, there were 11,667 shares of the Series A-2 preferred stock issued and outstanding.

Holders of our Series A-2 preferred stock are entitled to receive cumulative dividends, accruing daily and compounded quarterly, at a rate of 9.0% per annum, on the then-stated value of each share of Series A-2 preferred stock (initially $10,000 per share). We may not issue any equity securities ranking equal or senior to the Series A-2 preferred stock so long as any shares of Series A-2 preferred stock remain outstanding, other than (i) with the consent of the holders of at least a majority of the stated value of Series A-2 preferred stock then outstanding, or (ii) permitted indebtedness up to a maximum of 4.5 times our trailing twelve month adjusted pro forma EBITDA (as calculated pursuant to the terms of the certificate of designations of the Series A-2 preferred stock).

Except as required by Delaware law or as otherwise provided by our certificate of incorporation or the certificate of designation with respect to certain protective matters, the holders of Series A-2 preferred stock do not have any voting rights. Notwithstanding the foregoing and for so long as any shares of Series A-2 preferred stock are outstanding, the holders of a majority of the outstanding shares of Series A-2 preferred stock will have the right, voting as a separate class, to elect one director, to serve until the earlier of the time his or her successor is appointed or elected, unless such director is earlier removed, resigns or is otherwise unable to serve. Additionally, if certain events of noncompliance have occurred, are continuing and have not been cured within 30 days of notice thereof, the holders of a majority of the outstanding shares of Series A-2 preferred stock will have the right, voting as a separate class, to elect an additional director, to serve until the earlier of the time such event of noncompliance has been cured, there ceases to be any shares of Series A-2 preferred stock outstanding or his or her successor is appointed or elected, unless such director is earlier removed, resigns or is otherwise unable to serve.

We may, at our option, redeem some or all of the outstanding shares of Series A-2 preferred stock, in no less than $25.0 million increments (unless less than $25.0 million of the stated value of Series A-2 preferred stock is then outstanding), at a price per share equal to the sum of the then-stated value per share plus any accrued and unpaid dividends not accounted for in the then-stated value. At any time after the fourth anniversary of the issuance of the Series A-2 preferred stock, the holders of the Series A-2 preferred stock will have the option to require us to convert, initially, up to $60.0 million aggregate stated value of the Series A-2 preferred stock into shares of our common stock, with the permitted amount of Series A-2 preferred stock to be converted increasing at each subsequent anniversary of the issuance in $60.0 million increments until the sixth anniversary, after which all of the Series A-2 preferred stock may be converted at the holder’s option; provided, that until the seventh anniversary, no more than $60.0 million aggregate stated value may be converted in any 60-day period; and provided, further, that for a period of ninety (90) days following notice of a holder’s election to have its shares of Series A-2 preferred stock converted, we will have the option to redeem for cash such shares elected to be converted in lieu of converting them into shares of common stock. Each share of Series A-2 preferred stock we do not elect to redeem for cash will be convertible into the number of shares of common stock equal to the sum of the then-stated value plus all accrued and unpaid dividends, divided by the conversion price. The conversion price is equal to 85% of the volume-weighted average price of our common stock for the ten trading days immediately preceding the conversion date.

The certificate of designations includes certain restrictive covenants, including with respect to restricted payments, dividends and other payments to common stockholders and the consummation of certain acquisitions without consent.

In addition to the directorship described above, the holders of Series A-2 preferred stock are entitled to the following remedies during any period when we are not in compliance with certain terms of the certificate of designations following a cure period of 30 days after notice thereof (except in connection with a failure to pay dividends when due): an increase in the annual dividend rate from 9% per annum to 12% per annum for the first 90 day period from and including the date on which such event of noncompliance occurred and 14% thereafter, and restrictions on our ability to declare any dividends or distributions, or otherwise repurchase, redeem or acquire any of our or our subsidiaries’ capital stock, or to consummate acquisitions otherwise permitted by the terms of the certificate of designations.

The foregoing summary of the terms of the Series A-2 preferred stock is not complete and is subject in its entirety to the complete text of the certificate of designations, the form of which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part and is incorporated herein by reference.

Delaware Takeover Statute

We are subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Provisions of Our Certificate of Incorporation, Bylaws and Delaware Law That May Have an Anti-Takeover Effect

Provisions of the DGCL and our amended and restated certificate of incorporation and amended and restated bylaws could make it more difficult to acquire our company by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of these provisions outweigh the disadvantages of discouraging certain takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms and enhance the ability of our board of directors to maximize stockholder value. However, these provisions may delay, deter or prevent a merger or acquisition of us that a stockholder might consider is in its best interest, including those attempts that might result in a premium over the prevailing market price of our common stock.

Undesignated Preferred Stock

Our amended and restated certificate of incorporation provides that our board of directors has the authority, without further action by the stockholders, to issue up to 10,029,500 shares of preferred stock. Our board of directors is able to issue preferred stock in one or more series and determine the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon our preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preferences and sinking fund terms, any or all of which may be greater than the rights of our common stock. Issuances of preferred stock could adversely affect the voting power of holders of our common stock and reduce the likelihood that holders of our common stock will receive dividend payments and payments upon liquidation. Any issuance of preferred stock could also have the effect of decreasing the market price of our common stock and could delay, deter or prevent a change in control of our company. Our board of directors does not presently have any plans to issue shares of preferred stock.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

Our amended and restated certificate of incorporation provides that special meetings of the stockholders may be called only by or at the direction of the board of directors, the chairman of our board or the chief executive officer with the concurrence of a majority of the board of directors or at the written request of one or more stockholders who own shares representing at least 45% of the voting power of the stock outstanding and entitled to vote on the matters to be brought before the proposed special meeting and who comply with specified procedural requirements in our amended and restated bylaws. Our amended and restated bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control or management of our company.

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as director. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with such advance notice procedures and provide us with certain information. Our amended and restated bylaws allow the presiding officer at a meeting of stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if such rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of our company.

Supermajority Voting for Amendments to Our Governing Documents

Any amendment to our amended and restated certificate of incorporation requires the affirmative vote of at least 66 2⁄3% of the voting power of all shares of our common stock then outstanding. Our amended and restated certificate of incorporation provides that the board of directors is expressly authorized to adopt, amend or repeal our bylaws and that our stockholders may amend our bylaws only with the approval of at least 66 2⁄3% of the voting power of all shares of our common stock then outstanding. However, to the extent a holder or an affiliated group of holders of our Series A-2 preferred stock owns more than 45% of our outstanding common stock, which includes shares of common stock issued upon conversion of the Series A-2 preferred stock, the affirmative vote of at least a majority of the voting power of the stock outstanding and entitled to vote thereon, voting together as a single class, will be required for the stockholders to adopt, amend or repeal, or adopt any provision inconsistent with, any provision of our amended and restated certificate of incorporation or our bylaws, as applicable.

We have submitted a proposal for a stockholder vote at our 2024 annual meeting of stockholders to remove the supermajority voting provisions from our amended and restated certificate incorporation.

No Cumulative Voting

The DGCL provides that a stockholder’s right to vote cumulatively in the election of directors does not exist unless the certificate of incorporation specifically provides otherwise. Our amended and restated certificate of incorporation does not provide for cumulative voting.

Classified Board of Directors

Our amended and restated certificate of incorporation provides that our board of directors is divided into three classes of directors, with the classes to be as nearly equal in number as possible, designated Class I, Class II and Class III. Directors of each class the term of which shall then expire shall be elected to hold office for a three-year term. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our board of directors. Our amended and restated certificate of incorporation provides that the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the board of directors, but must consist of not less than three or more than 15 directors.

Removal of Directors; Vacancies

Our amended and restated certificate of incorporation and amended and restated bylaws provide that directors may be removed only for cause and only upon the affirmative vote of holders of at least 66 2⁄3% of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. In addition, our amended and restated certificate of incorporation and amended and restated bylaws provide that any newly created directorships and any vacancies on our board of directors will be filled only by the affirmative vote of the majority of remaining directors. Therefore, while stockholders meeting the applicable requirements may call a special meeting for the purpose of removing directors, stockholders are not able to elect new directors to fill any resulting vacancies that may be created as a result of such a special meeting.

We have submitted a proposal for a stockholder vote at our 2024 annual meeting of stockholders to remove the supermajority voting provisions from our amended and restated certificate incorporation.

Stockholder Action by Written Consent

The DGCL permits any action required to be taken at any annual or special meeting of the stockholders to be taken without a meeting, without prior notice and without a vote if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock entitled to vote thereon were present and voted, unless the certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation and amended and restated bylaws preclude stockholder action by written consent.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of officers and directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our amended and restated certificate of incorporation and amended and restated bylaws include provisions that eliminate, to the extent allowable under the DGCL, the personal liability of officers and directors for monetary damages for actions taken as an officer or a director, as the case may be. Our amended and restated certificate of incorporation and amended and restated bylaws also provide that we must indemnify and advance reasonable expenses to our officers and directors to the fullest extent authorized by the DGCL. We are also expressly authorized to carry directors’ and officers’ insurance for our officers and directors as well as certain employees for certain liabilities.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against officers and directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit our company and our stockholders. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

At present, there is no pending litigation or proceeding involving our directors or officers for whom indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. The DGCL does not require stockholder approval for any issuance of authorized shares. However, the rules of the New York Stock Exchange require stockholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power or the then-outstanding number of shares of common stock. No assurances can be given that our shares will remain so listed. We may use additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. As discussed above, our board of directors has the ability to issue preferred stock with voting rights or other preferences, without stockholder approval. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum Clause

Our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for any stockholder (including any beneficial owner) to bring (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or employees to us or to our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine, is a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction or declines to accept jurisdiction, the federal district court for the District of Delaware); in all cases subject to such court having personal jurisdiction over the indispensable parties named as defendants.

In addition, our amended and restated certificate of incorporation provides that the federal district courts of the United States are the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act but the forum selection provisions do not apply to claims brought to enforce a duty or liability created by the Exchange Act. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors or officers.

Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock is deemed to have notice of and consented to the foregoing provisions. See “Risk Factors” in our most recent Annual Report on Form 10-K incorporated herein by reference.

Corporate Opportunities

In recognition that certain directors, principals, members, officers, employees and other representatives of Oaktree Capital Management, L.P. and its affiliated entities and funds and their respective affiliates (other than us), which we refer to as the Oaktree Entities, may serve as a member of our board of directors, and that the Oaktree Entities or any representative thereof who serves on our board of directors, who we refer to as an Oaktree Director, may engage in the same or similar activities or related lines of business that we do or other business activities that overlap or compete with our business, our amended and restated certificate of incorporation provides for the allocation of certain corporate opportunities between us and the Oaktree Entities. Specifically, none of the Oaktree Entities or any Oaktree Director has any duty to refrain from engaging, directly or indirectly, in a corporate opportunity in the same or similar activities or related lines of business that we do or that we may propose to engage in or from otherwise competing with us. In the event that any Oaktree Entity or Oaktree Director acquires knowledge of a potential transaction or matter which may be a corporate opportunity for itself and us, we will not have any expectancy in the corporate opportunity, and no Oaktree Entity or Oaktree Director will have any duty to communicate or offer the corporate opportunity to us and may pursue or acquire such corporate opportunity for itself or direct such opportunity to another person. In addition, if an Oaktree Director acquires knowledge of a potential transaction or matter which may be a corporate opportunity for us and an Oaktree Entity, we will not have any expectancy in the corporate opportunity unless the corporate opportunity is expressly offered to the person solely in his or her capacity as one of our directors. See “Risk Factors” in our most recent Annual Report on Form 10-K incorporated herein by reference.

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is Computershare Trust Company, N.A.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “MEG.”

PLAN OF DISTRIBUTION

We or any selling stockholder may sell the shares of common stock through one or more transactions, including, without limitation:

•	directly to purchasers;

•	to or through one or more brokers or dealers;

•	to the public through one or more underwriters acting alone or underwriting syndicates led by one or more managing underwriters;

•	through or to agents; or

•	in any combination of the above.

A prospectus supplement with respect to a particular offering of common stock will set forth the terms of the offering of those shares, including the following:

•	name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the estimated amount of net proceeds we or any selling stockholder will receive;

•	any underwriting discounts and commissions; or

•	any public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If underwriters are used in the sale, the underwriters will acquire the securities for their own account and they may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriting syndicates represented by one or more managing underwriters or one or more independent firms acting as underwriters may offer the securities to the public. In connection with the sale of securities, we or any selling stockholder may compensate the underwriters in the form of underwriting discounts and commissions. The purchasers of the securities for whom the underwriters may act as agent may also pay them commissions. Underwriters may sell the securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Unless otherwise set forth in the applicable prospectus supplement, the obligations of any underwriters to purchase the securities will be subject to conditions precedent, and the underwriters will be obligated to purchase all of the securities if any are purchased.

If dealers are used in the sale of the securities, the securities will be sold to the dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The applicable prospectus supplement will name any dealer, who may be deemed to be an underwriter, as that term is defined in the Securities Act, involved in the offer or sale of securities, and set forth any commissions or discounts we grant to the dealer.

If agents are used in the sales of the securities, the agents may solicit offers to purchase the securities from time to time. Any of these agents, who may be deemed to be an underwriter, as that term is defined in the Securities Act, involved in the offer or sale of the securities will be named, and any commissions payable by us or such selling stockholders to such agent will be set forth, in the applicable prospectus supplement. Any agent will be acting on a reasonable efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis.

We or any selling stockholders may designate underwriters or agents to solicit purchases of shares of our common stock for the period of their appointment and to sell securities on a periodic basis, including pursuant to “at-the-market offerings” pursuant to the terms of a distribution agreement entered into with the underwriters or agents.

If we or the selling stockholders engage in at-the-market sales pursuant to a distribution agreement, we will issue and sell or the selling stockholders will sell, as applicable, the shares to or through one or more underwriters or agents. During the term of any such distribution agreement, shares may be sold on a daily basis in exchange transactions or otherwise as may be agreed with the underwriters or agents. The distribution agreement may provide that any shares of our common stock sold will be sold at prices related to the then prevailing market prices for our securities. Therefore, exact figures regarding net proceeds or commissions to be paid are impossible to determine and will be described in the applicable prospectus supplement. The terms of each such distribution agreement will be set forth in more detail in the applicable prospectus supplement. Any named underwriters may engage in certain transactions that stabilize, maintain or otherwise affect the price of our shares and any such activities will be described in the applicable prospectus supplement relating to the transaction. To the extent that any named broker dealer or agent acts as agent on a best efforts basis pursuant to the terms of a distribution agreement, such broker dealer or agent will not engage in any such stabilization transactions.

Securities may also be sold directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to resales. The terms of those sales would be described in the applicable prospectus supplement.

If indicated in the applicable prospectus supplement, agents, underwriters and dealers may be authorized to solicit offers to purchase securities from us or any selling stockholder at the public offering price set forth in the applicable prospectus supplement pursuant to stock purchase or delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplement will set forth the commission payable for solicitation of the contracts.

Agents, dealers and underwriters may be entitled under agreements to indemnification by us and any selling stockholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters or their affiliates may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of business for which they receive customary compensation.

If indicated in the applicable prospectus supplement, one or more firms may offer and sell securities in connection with a remarketing upon their purchase, in accordance with their terms, acting as principals for their own accounts or as agents. Any remarketing firm will be identified and the terms of its agreement, if any, will be described in the applicable prospectus supplement. We and any selling stockholder may be obligated to indemnify the remarketing firm against certain liabilities, including liabilities under the Securities Act, and the remarketing firm may engage in transactions with or perform services for us or our subsidiaries for customary compensation.

Any underwriter may engage in over-allotment, stabilizing and syndicate short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions involve bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate short covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim selling concessions from dealers when the securities originally sold by the dealers are purchased in covering transactions to cover syndicate short positions. These transactions may cause the price of the securities sold in an offering to be higher than it would otherwise be. These transactions, if commenced, may be discontinued by the underwriters at any time.

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate proceeds of the offering.

The applicable prospectus supplement relating to each offering will set forth the anticipated date of delivery of the securities.

The specific terms of any lock-up provisions in respect of any given offering will be described in the applicable prospectus supplement.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Gibson, Dunn & Crutcher LLP. Certain legal matters in connection with the shares of common stock offered hereby may be passed upon for any underwriters, dealers or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The financial statements of Montrose Environmental Group, Inc. incorporated by reference in this Prospectus, and the effectiveness of Montrose Environmental Group, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm, given their authority as experts in accounting and auditing.

3,000,000 Shares

Montrose Environmental Group, Inc.

Common Stock

J.P. Morgan	William Blair	Evercore ISI

BofA Securities

PROSPECTUS

SUPPLEMENT

    , 2024